Exhibit 99.1

Item 6. Selected Financial Data

The following tables set forth summary financial and operating information for the Operating Partnership from January 1, 2000 through December 31, 2004. The following information should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Form 8-K. The historical operating and balance sheet data have been derived from the historical financial statements of the Operating Partnership. Amounts for 2004, 2003, and 2002 have been reclassified in accordance with the discontinued operations provisions of SFAS No. 144. Results of operations for 2000 and 2001 have not been reclassified. Because such reclassifications for discontinued operations were not made to the 2000 and 2001 periods, the results for those periods may not be comparable to the results for the later periods set forth above.

		Years Ended December 31,
	2004(1)	2003(1)	2002(1)	2001(1)	2000(1)
	(Dollars in thousands, except unit and per unit amounts)
OPERATING DATA:
PROPERTY REVENUES
Rental	$271,153	$240,684	$201,722	$175,894	$161,097
Other property income	9,566	8,122	6,468	5,493	4,790
Total property revenues	280,719	248,806	208,190	181,387	165,887
EXPENSES
Property operating expenses, excluding depreciation
and amortization	95,800	80,737	63,767	52,277	46,091
Depreciation and amortization	71,656	56,647	43,377	35,915	30,442
Amortization of deferred financing costs	1,587	1,197	814	657	639
General and administrative	18,341	9,637	8,636	7,498	6,062
Interest(2)	63,023	52,410	43,186	38,746	30,163
Total expenses	250,407	200,628	159,780	135,093	113,397
Gain on the sales of real estate	7,909	--	145	3,788	4,022
Interest and other income	8,027	6,715	12,505	8,723	9,143
Equity income in co-investments	59,522	3,296	5,402	13,429	1,826
Minority interests	(3,498)	(4,134)	(3,664)	(196)	(372)
Income from continuing operations	102,272	54,055	62,798	72,038	67,109
Discontinued operations:
Operating income from real estate sold	2,324	2,911	1,781	710	622
Gain on sale of real estate	--	--	9,051	--	--
Impairment loss	(788)	--	--	--	--
Net income	103,808	56,966	73,630	72,748	67,731
Write off of Series C preferred units offering costs	--	(625)	--	--	--
Write off of Series E preferred unit offering costs	(1,575)	--	--	--	--
Amortization of discount on general partner preferred equity	--	(336)	--	--	--
Dividend on preferred units - general partner	(1,952)	(195)	--	--	(245)
Dividend on preferred units - limited partner	(14,175)	(17,996)	(18,319)	(18,319)	(18,319)
Net income available to common units	$86,106	$37,814	$55,311	$54,429	$49,167
Per common unit:
Basic:
Net income from continuing operations available to
common units	$3.35	$1.47	$2.14	$2.60	$2.40
Net income available to common units	$3.41	$1.59	$2.66	$2.63	$2.42
Weighted average common units outstanding-
(in thousands)	25,255	23,737	20,812	20,688	20,308
Diluted:
Net income from continuing operations available to
common units	$3.32	$1.46	$2.12	$2.56	$2.35
Net income available to common units	$3.38	$1.58	$2.64	$2.59	$2.37
Weighted average common units outstanding-
(in thousands)	25,490	23,948	21,008	21,005	20,731
Cash distributions per common unit	$3.16	$3.12	$3.08	$2.80	$2.38

	As of December 31,
	2004(1)		2003(1)		2002(1)		2001(1)		2000(1)
BALANCE SHEET DATA:
Investment in real estate (before accumulated
depreciation)	$2,371,194		$1,984,122		$1,762,221		$1,175,200		$1,156,408
Net investment in real estate	2,035,952		1,718,359		1,554,209		1,018,931		1,036,909
Real estate under development	38,320		55,183		143,818		93,256		38,231
Total assets	2,217,217		1,916,811		1,806,299		1,329,458		1,281,849
Total property indebtedness	1,316,984		989,045		949,889		638,660		595,535
Partners' capital	777,403		811,808		741,870		631,727		629,441

	As of and for the years ended December 31,
	2004(1)		2003(1)		2002(1)		2001(1)		2000(1)
OTHER DATA:
Interest coverage ratio(3)	3.1	X	3.2	X	3.5	X	3.7	X	4.1	X
Gross operating margin(4)	66%		68%		69%		71%		72%
Average same property monthly rental rate per
apartment unit(5)(6)	$1,055		$1,088		$1,108		$1,153		$1,039
Average same property monthly operating expenses
per apartment unit(5)(7)	$331		$325		$310		$293		$271
Total multifamily units (at end of period)	25,518		26,012		23,699		20,762		18,673
Same property occupancy rate(8)	96%		96%		95%		95%		97%
Total Properties (at end of period)	131		132		123		94		87

	Years Ended December 31,
	2004(1)		2003(1)		2002(1)		2001(1)		2000(1)
	(Dollars in thousands)
RECONCILIATION OF NET INCOME TO
ADJUSTED EBITDA (3):
Net income	$103,808		$56,966		$73,630		$72,748		$67,731
Interest expense(2)	63,023		52,410		43,186		38,746		30,163
Depreciation and amortization	71,656		56,647		43,377		35,915		30,442
Amortization of deferred financing costs	1,587		1,197		814		657		639
Gain on the sales of real estate	(7,909)		--		(145)		(3,788)		(4,022)
Gain on the sales of co-investment activities, net	(39,242)		--		(705)		--		--
Minority interests	3,498		4,134		3,664		196		372
Income from discontinued operations	(1,536)		(2,911)		(10,832)		(710)		(622)
Adjusted EBITDA(3)	194,885		168,443		152,989		143,764		124,703
Interest expense(2)	63,023		52,410		43,186		38,746		30,163
Interest coverage ratio(3)	3.1	X	3.2	X	3.5	X	3.7	X	4.1	X
_____

(1)
The above financial and operating information from January 1, 2002 through December 31, 2003 reflect the retroactive adoption of FIN 46R and SFAS 123. The above financial and operating information from January 1, 2000 through December 31, 2001 have not been restated to reflect the retroactive adoption of FIN 46R and SFAS 123 and have not been reclassified to present properties sold as discontinued operations. Because the 2000 and 2001 balances have not been restated, the results for those periods may not be comparable to the results for the later periods set forth above.

The results of operations for 2004, 2003 and 2002 have been reclassified to reflect discontinued operations for properties sold subsequent to December 31, 2004. Results of operations for 2000 and 2001 have not been reclassified. Because 2000 and 2001 results have not been reclassified, the results for those periods may not be comparable to the results for the later periods set forth above.

(2)
Extraordinary item- loss on early extinguishment of debt of $119 for the year ended December 31, 2000 has been reclassified as interest expense in accordance with the adoption of SFAS No. 145 on January 1, 2003.

(3)
Interest coverage ratio represents earnings before minority interests, gain on sales of real estate, interest expense, taxes, depreciation and amortization (“adjusted EBITDA”) divided by interest expense. The Operating Partnership believes that the interest coverage ratio is useful to readers because it is frequently used by investors, lenders, security analysts and other interested parties in the evaluation of companies in our industry. In addition, the Operating Partnership believes that this ratio is useful in evaluating our performance compared to that of other companies in our industry because the calculation of the adjusted EBITDA component of the interest coverage ratio generally eliminates the effects of financing costs, income taxes, and depreciation and amortization, which items may vary for different companies for reasons unrelated to operating performance.

The adjusted EBITDA component of the interest coverage ratio, however, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP. When analyzing our operating performance, readers should use the interest coverage ratio and its adjusted EBITDA component in addition to, and not as an alternative for, net income, as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of the interest coverage ratio and its adjusted EBITDA component may not be comparable to similarly titled measures of other companies. Furthermore, the interest coverage ratio is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges. The amounts shown for the interest coverage ratio and adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which can be further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain restricted payments.

(4)
Gross operating margin represents rental revenues and other property income less property operating expenses, exclusive of depreciation and amortization, divided by rental revenues and other property income.

(5)
Same property apartment units are those units in properties that the Operating Partnership has consolidated for the entire two years ended as of the end of the period set forth. The number of same property apartment units in such properties may vary at each year-end. Percentage changes in averages per unit do not correspond to total same property revenues and expense percent changes which are discussed in Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(6)
Average same property monthly rental rate per apartment unit represents total scheduled rent for the same property apartment units for the period (actual rental rates on occupied apartment units plus market rental rates on vacant apartment units) divided by the number of such apartment units and further divided by the number of months in the period.

(7)
Average same property monthly expenses per apartment unit represents total monthly operating expenses, exclusive of depreciation and amortization, for the same property apartment units for the period divided by the total number of such apartment units and further divided by the number of months in the period.

(8)	Occupancy rates are based on financial occupancy. For an explanation of how financial occupancy is calculated, see “Properties-Occupancy Rates” in Item 2 of Part I of this Form 10-K.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is based on the consolidated financial statements of the Operating Partnership as of and for the years ended December 31, 2004, 2003 and 2002. This information should be read in conjunction with the accompanying consolidated financial statements and notes thereto. These consolidated financial statements include all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results and all such adjustments are of a normal recurring nature.

Effective January 1, 2004, the Operating Partnership consolidated various entities pursuant to its adoption of FIN 46R, which is discussed further below. Essex Property Trust, Inc. (“Essex” or the “Company”) is the sole general partner of the Operating Partnership and, as of December 31, 2004, owned an approximate 90.3% general partnership interest in the Operating Partnership. The Company has elected to be treated as a real estate investment trust ("REIT") for federal income tax purposes.

The following discussion has been updated for the years ended December 31, 2004, 2003, and 2002 to reclassify those properties sold during the first nine months of 2005 as a component of discontinued operations for each period presented in the annual report. Results of operations for 2000 and 2001 have not been reclassified. All other items of the discussion remain unchanged. Because such reclassifications for discontinued operations were not made to the 2000 and 2001 periods, the results for those periods may not be comparable to the results for the later periods set forth above. No attempt has been made to update matters in this discussion except to the extent expressly provided above.

Forward Looking Statements

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Annual Report which are not historical facts may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the Operating Partnership’s expectations, hopes, intentions, beliefs and strategies regarding the future. Forward looking statements include statements under the caption “Business Objectives” in this Part I, statements regarding the Operating Partnership’s expectation as to performance of future acquisitions properties, expectations of the future multifamily fundamentals and operating results in various geographic regions and the Operating Partnership’s investment focus in such regions, expectation as to the timing of completion of current development projects and the stabilization dates of such projects, expectation as to the total projected costs and rental rates of current development projects, beliefs as to the adequacy of future cash flows to meet operating requirements and to provide for dividend payments in accordance with REIT requirements, expectations to meet all REIT requirements, expectations as to the amount of capital expenditures, expectations as to the amount of non-revenue generating capital expenditures, future acquisitions and developments, the future sales of the remaining properties of the Essex Apartment Value Fund, L.P., the anticipated performance of the Essex Apartment Value Fund II, L.P., the anticipated performance of existing properties, and statements regarding the Operating Partnership’s financing activities and the use of proceeds from such activities.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, that the Operating Partnership will fail to achieve its business objectives, that estimates of future income from an acquired property may prove to be inaccurate, acquisition and development projects will fail to meet expectations, that the actual completion of development projects will be subject to delays, that the stabilization dates of such projects will be delayed, that the total projected costs of current development projects will exceed expectations, that such development projects will not be completed, that future cash flows will be inadequate to meet operating requirements and/or will be insufficient to provide for dividend payments in accordance with REIT requirements, the Operating Partnership will fail to meet all REIT requirements, that the actual non-revenue generating capital expenditures will exceed the Operating Partnership’s current expectations, that there will be delays in the future sales of the remaining properties of the Essex Apartment Value Fund, L.P., that Essex Apartment Value Fund II, L.P. will fail to perform as anticipated, that the Operating Partnership’s partners in the Funds fail to fund capital commitments as contractually required, that there may be a downturn in the markets in which the Operating Partnership’s properties are located, and that the terms of any refinancing may not be as favorable as the terms of existing indebtedness, and the Operating Partnership will not be able to complete property acquisitions, as anticipated, for which the proceeds from recent equity issuances were intended to be used, as well as those risks, special considerations, and other factors discussed under the caption “Risk Factors” in Item 1 of this Report on Form 10-K for the year ended December 31, 2004, and those other risk factors and special considerations set forth in the Operating Partnership’s other filings with the Securities and Exchange Commission (the “SEC”) which may cause the actual results, performance or achievements of the Operating Partnership to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All forward-looking statements and reasons why results may differ included in this Form 10-K are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.

Overview

The Operating Partnership believes that its operating results have largely been a result of its business strategy of investing in submarkets that provide the greatest potential for rental growth at the lowest relative risk. Essex believes that its market research process, which includes an analysis of both metropolitan statistical areas (MSAs) and submarkets, provides it with a distinct competitive advantage. Essex researches markets by reviewing data from private and government sources as well as information developed or verified by its field personnel. Essex then utilizes its proprietary research model to project market rent trends, allowing the Operating Partnership to allocate capital to the markets with the best risk-adjusted return potential.

Essex's research process begins with a macro-economic analysis of various MSAs, followed by an evaluation of the submarkets within that MSA. The objective of the economic research department is to estimate the amount of new demand for housing, comparing it to the number of single family and multifamily homes being constructed within a submarket. Historically, markets with demand for multifamily housing that is greater than supply generate increasing occupancy levels and growth in rents.

Key components of Essex's analysis are as follows:

Job Growth: The Operating Partnership believes that quality job growth will lead to demand for multifamily and for-sale housing. Based on a variety of considerations, the Operating Partnership estimates how the total demand for housing will be allocated between rental and for-sale housing.

Housing Supply: Limited housing supply, both rental and for-sale, is a very important factor in maintaining high occupancy levels, particularly in periods of recession or slow economic growth. The Operating Partnership seeks to identify markets in which there is a low level of housing construction, measured as a percentage of existing housing stock.

Cost of for-sale housing: The Operating Partnership prefers areas with relatively expensive for-sale housing, which is usually caused by an insufficient amount of single-family housing construction. The Operating Partnership seeks to identify areas where the cost of rent is low relative to both median income levels and the cost of homeownership.

Demographic trends: The Operating Partnership evaluates areas with long-term positive immigration and demographic trends, and areas that provide an attractive quality of life.

Based on its evaluation of multifamily housing supply and demand factors, the Operating Partnership forecasts the occupancy and rent trends for its targeted submarkets, and actively seeks to expand its multifamily portfolio in the submarkets with the greatest risk-adjusted return.

By region, the Operating Partnership's operating results and investment strategy are as follows:

Southern California Region: At the time of the Company's 1994 initial public offering (IPO), the Operating Partnership had ownership interests in this region representing 17% of its multifamily units. Following the IPO, the Operating Partnership, using its research process, determined that various markets in the Southern California region were attractive for multifamily property investment and, accordingly, the Operating Partnership increased its ownership in such markets. As of December 31, 2004, we had ownership interests in this region representing 54% of our multifamily units. During the year ended December 31, 2004, the region continued to perform well, with same property revenues increasing by 3.6% as compared to 2003. The Operating Partnership expects this region to generate positive rent growth of approximately 3.3% in 2005.

Northern California Region: As of December 31, 2004, the Operating Partnership had ownership interests in this region representing 23% of its multifamily units. In 2004, same property revenues decreased 4.0% as compared to 2003. The Operating Partnership expects market rents to increase by approximately 1.0% in 2005. As a result, the Operating Partnership will begin to increase its investment focus in this region.

Pacific Northwest Region: As of December 31, 2004, the Operating Partnership had ownership interests in this region representing 22% of its multifamily units. This region created jobs in 2004, and same property revenues increased by 1.4% as compared to 2003. The Operating Partnership expects continued job growth, lending to rental revenue growth of approximately 1.8% in 2005.

Accounting Changes

Variable Interest Entities

In December, 2003 the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 Revised (FIN 46R), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46R established new measurement techniques to evaluate whether entities should be consolidated in accordance with Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements." FIN 46R defined variable interest entities (VIEs), in which equity investors lack an essential characteristic of a controlling financial interest or do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties. As of January 1, 2004, the Operating Partnership adopted the provisions of FIN 46R using the retroactive restatement approach, and amounts have been restated for the years ended December 31, 2003 and 2002 to reflect the adoption of FIN 46R.

Based on our analysis of FIN 46R, the Operating Partnership consolidated Essex Management Corporation (EMC), Essex Fidelity I Corporation (EFC), 17 Down REIT limited partnerships (comprising ten properties), an office building that is subject to loans made by the Operating Partnership, and the multifamily improvements owned by a third party in which the Operating Partnership owns the land underlying these improvements and from which the Operating Partnership receives fees, including land lease, subordination and property management fees. The Operating Partnership consolidated these entities because it is deemed the primary beneficiary under FIN 46R. The Operating Partnership's total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $238.1 million and $155.1 million, respectively, at December 31, 2004 and $246.1 million and $156.5 million, respectively, at December 31, 2003.

The Down REIT entities that collectively own ten multifamily properties (1,831 units) were investments made under arrangements whereby EMC became the general partner, the Operating Partnership became a special limited partner, and the other limited partners were granted rights of redemption for their interests. Such limited partners can request to be redeemed and the Operating Partnership can elect to redeem their rights for cash or by issuing shares of its common stock on a one share per unit basis. Conversion values will be based on the market value of the Company's common stock at the time of redemption multiplied by the number of units stipulated under the above arrangements. The other limited partners receive distributions based on the Company's current dividend rate times the number of units held. At December 31, 2004, the maximum number of shares that could be issued to meet redemption of these Down REIT entities is 1,345,003. As of December 31, 2004 and December 31, 2003, the carrying value of the other limited partners' interests is presented at their historical cost and is classified within minority interests in the accompanying consolidated balance sheets.

Interest holders in VIEs consolidated by the Operating Partnership are allocated a priority of net income equal to the cash payments made to those interest holders for services rendered or distributions from cash flow. The remaining results of operations are generally allocated to the Operating Partnership.

Properties consolidated in accordance with FIN 46R were encumbered by third party, non-recourse loans totaling $151.3 million and $152.7 million as of December 31, 2004 and December 31, 2003, respectively.

During 2004, the Operating Partnership entered into two new arrangements that are deemed to be VIEs:

1) The entity that purchased The Essex at Lake Merritt property as discussed in Item 1 - Dispositions, is a VIE. The Operating Partnership’s participating loan to the entity, while representing a variable interest, does not result in the Operating Partnership being the primary beneficiary.

2) The joint venture the Operating Partnership entered into to develop a 5-story building in Los Angeles, California as discussed in Item 1 - Development, is an entity in which the Operating Partnership is the primary beneficiary, and the joint venture was consolidated as of December 31, 2004.

As of December 31, 2004 the Operating Partnership is involved with two VIEs in which the Operating Partnership is not deemed to be the primary beneficiary. Total assets and liabilities of these entities as of December 31, 2004 were approximately $116.0 million and $107.0 million, respectively. The Operating Partnership does not have a significant exposure to loss resulting from its involvement with these unconsolidated VIEs.

Stock-Based Compensation

As of January 1, 2004, the Company adopted the fair value method of accounting for its stock-based compensation plans using the retroactive restatement method as provided by Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." Under the fair value method, stock-based compensation cost is measured at the grant date based on the fair value of the award and is expensed over the vesting period. Stock-based compensation expense under the fair value method for the years ended December 31, 2004, 2003 and 2002 was $784, $991 and $933, respectively. The fair value of stock options granted for the years ended December 31, 2004, 2003 and 2002 was $8.84, $4.18 and $4.69, respectively, and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2004	2003	2002
Stock price	$62.34-$84.46	$51.01-$61.58	$46.98-$52.04
Risk-free interest rates	3.34%-3.94%	2.58%-3.21%	3.08%-4.64%
Expected lives	5 years	5-6 years	6 years
Volatility.	19.07%-19.14%	17.89%-19.18%	18.92%
Dividend yield	4.26%-5.07%	5.66%-6.12%	6.30%

Reconciliation to previously reported amounts

The accounting effect of adopting FIN 46R and SFAS 123 on net income previously reported for the years ended December 31, 2003 and 2002 is as follows (dollars in thousands, except per unit amounts):

	2003	2002
Net income available to common unitholders
previously reported	$40,865	$59,568
Adjustment for effect of adopting SFAS 123	(468)	(222)
Adjustment for effect of adopting FIN 46 Revised	(2,583)	(4,035)
Net income available to common unitholders
as reported	$37,814	$55,311

Per common unit data:
Basic:
Per unit as previously reported	$1.72	$2.86
Adjustment for effect of adopting SFAS 123	(0.02)	(0.01)
Adjustment for effect of adopting FIN 46 Revised	(0.11)	(0.19)
Per basic unit as reported	$1.59	$2.66

Diluted:
Per unit as previously reported	$1.71	$2.84
Adjustment for effect of adopting SFAS 123	(0.02)	(0.01)
Adjustment for effect of adopting FIN 46 Revised	(0.11)	(0.19)
Per diluted unit as reported	$1.58	$2.64

The accounting effect of adopting FIN 46R and SFAS 123 on partners’ capital at January 1, 2002 for previously reported amounts is as follows (dollars in thousands):

	General Partner	Limited Partner
	Common	Common
	Equity	Equity	Total
Statement of Partners' Capital:
Balance at January 1, 2002, as previously reported	$381,674	$45,563	$427,237
Adjustments for cumulative effect on prior years
of retroactively applying SFAS 123	166	674	840
Adjustments for cumulative effect on prior years
of retroactively applying FIN 46 Revised	(2,228)	(1,041)	(3,269)
Balance at January 1, 2002, as adjusted	$379,612	$45,196	$424,808

Depreciation

Beginning in 2003, the Operating Partnership implemented an upgrade to its subsidiary ledger for accounting for fixed assets. The Operating Partnership completed this system upgrade in the first quarter of 2004. In conjunction with this system upgrade, the Operating Partnership has determined that cumulative depreciation expense generated by consolidated or equity method rental properties was understated by approximately $2.1 million through December 31, 2003 and this amount was recorded during the quarter ended March 31, 2004. Had the correction been made in 2003, depreciation expense would have increased by approximately $640,000, $1.3 million, and $1.0 million in the first, second and third quarters of 2003, respectively. In the fourth quarter 2003, depreciation expense would have decreased by approximately $1.4 million. The Operating Partnership does not believe that the correction is material to any previously reported financial statements and is not material to any consolidated earnings trends.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We define critical accounting policies as those accounting policies that require our management to exercise their most difficult, subjective and complex judgments. Our critical accounting policies relate principally to the following key areas: (i) consolidation under applicable accounting standards of various entities; (ii) assessing the carrying values of our real estate properties and investments in and advances to joint ventures and affiliates; and (iii) internal cost capitalization. The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates made by management.

The Operating Partnership assesses each entity in which it has an investment or contractual relationship to determine if it may be deemed to be a VIE. If such an entity is a VIE, then the Operating Partnership analyzes the expected losses and expected residual returns to determine who is the primary beneficiary. If the Operating Partnership is the primary beneficiary, then the entity is consolidated. The analysis required to identify VIEs and primary beneficiaries is complex and judgmental, and the analysis must be applied to various types of entities and legal structures.

Rental properties are recorded at cost less accumulated depreciation. Depreciation components on rental properties have been provided over estimated useful lives ranging from 3 to 30 years using the straight-line method. Development costs include acquisition, direct and indirect construction costs, interest and real estate taxes incurred during the construction and property stabilizations periods. Maintenance and repair expenses that do not add to the value or prolong the useful life of the property are expensed as incurred. Asset replacements and improvements are capitalized and depreciated over their estimated useful lives.

The Operating Partnership assesses the carrying value of its real estate investments by monitoring investment market conditions and performance compared to budget for operating properties and joint ventures, and by monitoring estimated costs for properties under development. Local market knowledge and data is used to assess carrying values of properties and the market value of acquisition opportunities. Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment may not be fully recoverable, the carrying amount is evaluated. If the sum of the property’s expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property. Adverse changes in market conditions or poor operating results of real estate investments could result in impairment charges. When the Operating Partnership determines that a property is held for sale, it discontinues the periodic depreciation of that property. The criteria for determining when a property is held for sale requires judgment and has potential financial statement impact as depreciation would cease and an impairment loss could occur upon determination of held for sale status. Assets held for sale are reported at the lower of the carrying amount or estimated fair value less costs to sell. With respect to investments in and advances to joint ventures and affiliates, the Operating Partnership looks to the underlying properties to assess performance and the recoverability of carrying amounts for those investments in a manner similar to direct investments in real estate properties. An impairment charge or investment valuation charge is recorded if the carrying value of the investment exceeds its fair value.

The Operating Partnership capitalizes all direct and certain indirect costs, including interest and real estate taxes, incurred during development and redevelopment activities. Interest is capitalized on real estate assets that require a period of time to get them ready for their intended use. The amount of interest capitalized is based upon the average amount of accumulated development expenditures during the reporting period. Included in capitalized costs are management’s estimates of the direct and incremental personnel costs and indirect project costs associated with our development and redevelopment activities. Indirect project costs consist primarily of personnel costs associated with construction administration and development accounting, legal fees, and various office costs that clearly relate to projects under development.

The Operating Partnership bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

General Background

The Operating Partnership’s property revenues are generated primarily from multifamily property operations, which accounted for greater than 95% of its property revenues for the years ended December 31, 2004, 2003, and 2002. The Operating Partnership’s properties (“the Properties”) are located in Southern California (Los Angeles, Ventura, Orange, San Diego and Riverside counties), Northern California (the San Francisco Bay Area), the Pacific Northwest (The Seattle, Washington and Portland, Oregon metropolitan areas), and other areas (Las Vegas, Nevada, and Houston, Texas). The average occupancy level of the Operating Partnership’s portfolio has equaled or exceeded 95% for the last five years.

Essex Apartment Value Fund, L.P. (“Fund I”), is an investment fund organized by the Operating Partnership in 2001 to add value through rental growth and asset appreciation, utilizing the Operating Partnership’s acquisition, development, redevelopment and asset management capabilities. Fund I was considered fully invested in 2003. An affiliate of the Operating Partnership, Essex VFGP, L.P. (“VFGP”), is a 1% general partner and is a 20.4% limited partner. The Operating Partnership owns a 99% limited partnership interest in VFGP.

Since its formation, Fund I has acquired or developed ownership interests in 19 multifamily residential properties, representing 5,406 apartment units with an aggregate cost of approximately $618.0 million. Fund I also owns the Kelvin Ave. land parcel in Irvine, California, which has been planned for development into a 132-unit apartment community.

Prior to 2004, Fund I had disposed of two multifamily residential properties, consisting of 530 apartments units for a aggregate contract sales price of approximately $73.2 million.

On August 26, 2004, Fund I sold Palermo Apartments, 230-unit multifamily community located in San Diego, California for a net sales price of $58.2 million. Fund I completed the development of this property at an approximate cost of $44.9 million in 2004.

In the third quarter of 2004, Fund I entered into a purchase and sale agreement with United Dominion Realty, L.P. (“UDR”) for a sale of sixteen apartment communities, totaling 4,646 units owned by Fund I and with respect to Coronado at Newport North and South, both Fund I’s and the Operating Partnership’s separate ownership interests, for a contract price of $756.0 million. In connection with the transaction, UDR remitted a $10 million earnest money deposit directly to Fund I, which is refundable only in limited circumstances. On September 30, 2004, under the UDR purchase and sale agreement, Fund I sold seven of the multifamily communities, aggregating 1,777 apartment units at a contract price of approximately $264.0 million. On October 27, 2004, an additional seven of the remaining nine properties were sold to UDR for a contract price of $322.0 million, of which $267.6 million is Fund I’s allocated portion of the contract price based on its ownership interest. The remaining two multifamily properties under the UDR agreement that are anticipated to close in 2005 are Coronado at Newport - South, a 715-unit apartment community in Newport Beach, California currently undergoing redevelopment and River Terrace, a newly developed 250-unit apartment community in Santa Clara which is currently in lease up.

In connection with the Fund I dispositions which occurred in 2004, based on the Operating Partnership’s limited partnership interest in Fund I, combined with the sale of its 49.9% direct ownership interest in Coronado at Newport North, the Operating Partnership recognized equity income in investments of $38.8 million representing the Operating Partnership’s share of the gain on the sale of real estate of $39.3 million and a $505,000 non-cash loss on the early extinguishment of debt related to the write-off of un-amortized loan fees on those property sales. The Operating Partnership’s general partnership interest provides for “promote distributions” upon attainment of certain financial return benchmarks. During 2004, the Operating Partnership recognized $18.3 million of additional equity income associated with its promote interest. The Operating Partnership accrued $4.0 million of employee incentive compensation expense related to the Fund I sale, which is included in general and administrative expense.

On September 27, 2004 the Operating Partnership announced the final closing of the Essex Apartment Value Fund II (“Fund II”). Fund II has eight institutional investors including Essex with combined equity commitments of $265.9 million. Essex has committed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner. Fund II expects to utilize leverage of approximately 65% of the estimated value of the underlying real estate. Fund II will invest in multifamily properties in the Operating Partnership’s targeted West Coast markets with an emphasis on investment opportunities in the Seattle metropolitan area and the San Francisco Bay Area. Subject to certain exceptions, Fund II will be Essex’s exclusive investment vehicle until October 31, 2006, or when Fund II’s committed capital has been invested, whichever occurs first. Consistent with Fund I, Essex will be compensated for its asset management, property management, development and redevelopment services and may receive promote distributions if Fund II exceeds certain financial return benchmarks.

The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes, commencing with the year ended December 31, 1994. In order to maintain the Company’s compliance with REIT rules, the Operating Partnership utilizes taxable REIT subsidiaries (“TRS”) for various revenue generating or investment activities. The TRS’s are consolidated by the Operating Partnership.

The Operating Partnership (excluding Fund I’s development communities) has ownership interests in and is developing two multifamily residential communities, with an aggregate of 395 multifamily units. In connection with these development projects, the Operating Partnership has directly, or in some cases through its joint venture partners, entered into contractual construction related commitments with unrelated third parties. The total projected estimated cost for these projects is approximately $89.6 million. As of December 31, 2004, the remaining commitment to fund these projects is approximately $51.3 million.

Results of Operations

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

Average financial occupancy rates of the Operating Partnership’s multifamily “Same Store Properties” (properties consolidated by the Operating Partnership for each of the years ended December 31, 2004 and 2003) increased to 96.0% for the year ended December 31, 2004 from 95.8% for the year ended December 31, 2003. Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue. Actual rental revenue represents contractual rental revenue pursuant to leases without considering delinquency and concessions. Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents. We believe that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate. Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REITs may not be comparable to our calculation of financial occupancy.

The regional breakdown of financial occupancy for the Same Store Properties for the years ended December 31, 2004 and 2003 are as follows:

	Years ended
	December 31,
	2004	2003
Southern California	96.1%	96.0%
Northern California	96.1%	95.9%
Pacific Northwest	95.6%	95.1%

Total Property Revenues increased by $31,913,000 or by 12.8% to $280,719,000 in 2004 from $248,806,000 in 2003. The following table sets forth a breakdown of these revenue amounts, including the revenues attributable to the Same Store Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2004	2003(1)	Change	Change
		(dollars in thousands)
Revenues
Property revenues
Same Store Properties:
Southern California	40	$89,605	$86,460	$3,145	3.6%
Northern California	16	47,688	49,787	(2,099)	(4.2)
Pacific Northwest	22	39,572	39,039	533	1.4
Total property revenues
Same Store Properties	78	176,865	175,286	1,579	0.9
Property revenues - properties acquired subsequent
to January 1, 2003(1)		103,854	73,520	30,334	41.3
Total property revenues		$280,719	$248,806	$31,913	12.8%

______

(1)
Also includes three office buildings (one consolidated in accordance with FIN 46R), four recreational vehicle parks, two manufactured housing communities, redevelopment communities, development communities, and 12 multifamily properties consolidated retroactively as of January 1, 2004 in accordance with FIN 46R.

As set forth in the above table, the $31,913,000 net increase in total revenues was primarily due to an increase of $30,339,000 attributable mostly to multifamily properties acquired subsequent to January 1, 2003. Subsequent to January 1, 2003, the Operating Partnership acquired interests in 14 multifamily properties and achieved stabilized operations in three development communities and had five communities in redevelopment (the "Acquisition Properties").

Property revenues from the Same Store Properties increased by $1,579,000 or 0.9% to $176,865,000 in 2004 from $175,286,000 in 2003. The majority of this increase was attributable to the 40 Same Store Properties located in Southern California and the 22 Same Store Properties located in the Pacific Northwest. The property revenues of the Same Store Properties in Southern California increased by $3,145,000 or 3.6% to $89,605,000 in 2004 from $86,460,000 in 2003. The increase in Southern California is primarily attributable to rental rate increases and a slight increase in financial occupancy to 96.1% in 2004 from 96.0% in 2003. The property revenues of the Same Store Properties in the Pacific Northwest increased by $533,000 or 1.4% to $39,572,000 in 2004 from $39,039,000 in 2003. The $533,000 increase in the Pacific Northwest is primarily attributable to rental rate increases and an increase in financial occupancy to 95.6% in 2004 from 95.1% in 2003. The 16 multifamily residential properties located in Northern California offset the net increase in total property revenues from the other Same Store Properties. The property revenues for these properties decreased by $2,099,000 or 4.2% to $47,688,000 in 2004 from $49,787,000 in 2003. The $2,099,000 decrease is primarily attributable to rental rate decreases offset by an increase in financial occupancy to 96.1% in 2004 from 95.9% in 2003.

Total Expenses increased by $49,779,000 or approximately 24.8% to $250,407,000 in 2004 from $200,628,000 in 2003. This increase was mainly due to an increase in property operating expenses of $30,072,000 or 21.9% to $167,456,000 in 2004 from $137,384,000 in 2003. Of such operating expense increase, $13,461,000 was attributable to the Acquisition Properties, excluding depreciation and amortization expense. Depreciation and amortization expense increased by $15,009,000, which was attributable to the Acquisition Properties and a correction of depreciation expense recorded in the first quarter of 2004. Interest expense increased by $10,613,000 or 20.2% to $63,023,000 in 2004 from $52,410,000 in 2003. The increase in interest expense is primarily due to increases in the mortgage notes payable and line of credit balances, the majority of which relates to the Acquisition Properties. General and Administrative (G&A) expenses increased by $8,704,000 or 90.3% to $18,341,000 in 2004 from $9,637,000 in 2003. The increase in G&A was primarily attributable to incentive compensation, increases in headcount and related compensation expense, compliance with Rule 404 of the Sarbanes-Oxley Act of 2002, and accrued litigation costs.

Gain on sale of real estate increased to $7,909,000 in 2004 from $0 in 2003 due to the sale of The Essex at Lake Merritt, a 270-unit multifamily community located in Oakland, California, which was sold on August 3, 2004.

Interest and other income increased by $1,312,000 or 19.5% to $8,027,000 in 2004 from $6,715,000 in 2003. The increase relates primarily to an increase in leasing income related to the recreational vehicle parks and manufactures housing communities.

Equity income in co- investments increased by $56,226,000 or 1,705.9% to $59,522,000 in 2004 from $3,296,000 in 2003. The increase relates primarily to an increase in promote distributions from Fund I of $18,300,000 and the net gain on sale of co-investments of $38,800,000 which represents the Operating Partnership’s pro-rata allocation of gain from the Fund I sale and the sale of its direct interest in Coronado at Newport - North.

Discontinued operations decreased by $1,375,000 to $1,536,000 in 2004 from $2,911,000 in 2003. The decrease in income from discontinued operations was mainly due to an impairment charge of $788,000 in 2004 for Golden Village Recreational Vehicle Park, located in Hemet, California. This property was sold on July 18, 2004 for $6.7 million. The decrease in discontinued operations was also due to the sale of two small office buildings located in San Diego, California, aggregating 7,200 square feet, and Eastridge Apartments, a 188-unit apartment community located in San Ramon, California, during the first nine months of 2005. In compliance with the provisions of SFAS No. 144, the results of operations of those properties are reported as a component of discontinued operations for 2004, 2003 and 2002.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

Average financial occupancy rates of the Operating Partnership’s multifamily “2003/2002 Same Store Properties” (properties consolidated by the Operating Partnership for each of the years ended December 31, 2003 and 2002) increased to 95.8% for the year ended December 31, 2003 from 94.7% for the year ended December 31, 2002. Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue. Actual rental revenue represents contractual rental revenue pursuant to leases without considering delinquency and concessions. Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents. We believe that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate. Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REITs may not be comparable to our calculation of financial occupancy.

The regional breakdown of financial occupancy for the 2003/2002 Same Store Properties for the years ended December 31, 2003 and 2002 are as follows:

	Years ended
	December 31,
	2003	2002
Southern California	96.3%	94.7%
Northern California	95.8%	95.9%
Pacific Northwest	95.1%	93.1%

Total Property Revenues increased by $40,616,000 or 19.5% to $248,806,000 in 2003 from $208,190,000 in 2002. The following table sets forth a breakdown of these revenue amounts, including the revenues attributable to the 2003/2002 Same Store Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2003(1)	2002(1)	Change	Change
		(dollars in thousands)
Revenues
Property revenues -
Same Store Properties:
Southern California	22	$71,192	$67,905	$3,287	4.8%
Northern California	15	47,667	52,666	(4,999)	(9.5)
Pacific Northwest	23	40,726	41,989	(1,263)	(3.0)
Total property revenues
Same Store Properties	60	159,585	162,560	(2,975)	(1.8)
Property revenues - properties acquired subsequent
to January 1, 2002(1)		89,221	45,630	43,591	95.5
Total property revenues		$248,806	$208,190	$40,616	19.5%

______

(1)
Also includes three office buildings (one consolidated in accordance with FIN 46R), four recreational vehicle parks, two manufactured housing communities, redevelopment communities, development communities, and 12 multifamily properties consolidated retroactively as of January 1, 2004 in accordance with FIN 46R.

As set forth in the above table, the $40,616,000 net increase in total revenues was due primarily to an increase of $43,591,000 attributable to multifamily properties acquired subsequent to January 1, 2002, offset by a decrease in 2003/2002 Same Store Property revenue of $2,975,000. Subsequent to January 1, 2002 and prior to December 31, 2003, the Operating Partnership acquired interests in 25 multifamily properties and achieved stabilized operations in two development communities and had three communities in redevelopment (the "2003/2002 Acquisition Properties").

Property revenues from the 2003/2002 Same Store Properties decreased by $2,975,000 or 1.9% to $159,585,000 in 2003 from $162,560,000 in 2002. The majority of this decrease was attributable to the 15 2003/2002 Same Store Properties located in Northern California and the 23 2003/2002 Same Store Properties located in the Pacific Northwest. The property revenues of the 2003/2002 Same Store Properties in Northern California decreased by $4,999,000 or 9.5% to $47,667,000 in 2003 from $52,666,000 in 2002. The decrease in Northern California is primarily attributable to rental rate decreases and a slight decrease in financial occupancy to 95.8% in 2003 from 95.9% in 2002. The property revenues of the 2003/2002 Same Store Properties in the Pacific Northwest decreased by $1,263,000 or 3.0% to $40,726,000 in 2003 from $41,989,000 in 2002. The $1,263,000 decrease in the Pacific Northwest is primarily attributable to rental rate decreases offset by an increase in financial occupancy to 95.1% in 2003 from 93.1% in 2002. The 22 multifamily residential properties located in Southern California offset the net decrease in total property revenues from the other 2003/2002 Same Store Properties. The property revenues for these properties increased by $3,287,000 or 4.8% to $71,192,000 in 2003 from $67,905,000 in 2002. The $3,287,000 increase is primarily attributable to an increase in rental rates and financial occupancy to 96.3% in 2003 from 94.7% in 2002.

Total Expenses increased by $40,848,000 or approximately 25.6% to $200,628,000 in 2003 from $159,780,000 in 2003. This increase was mainly due to an increase in property operating expenses of $30,240,000 or 28.2% to $137,384,000 in 2003 from $107,144,000 in 2002. Of such operating expense increase, $15,736,000 was attributable to the 2003/2002 Acquisition Properties, excluding depreciation and amortization expense. Depreciation and amortization expense increased by $13,270,000, which was mainly attributable to the 2003/2002 Acquisition Properties. Interest expense increased by $9,224,000 or 21.4% to $52,410,000 in 2003 from $43,186,000 in 2002. The increase in interest expense is due to increases in mortgage notes payable.

Interest and other income decreased by $5,790,000 or 46.3% to $6,715,000 in 2003 from $12,505,000 in 2002. The decrease primarily relates to the repayment of notes receivable which resulted in a decrease in interest income on notes receivable.

Equity income in co- investments decreased by $2,106,000 or 39.0% to $3,296,000 in 2003 from $5,402,000 in 2002. The decrease relates primarily to the sale of certain co-investment assets resulting in the decrease in income earned on the Operating Partnership’s co-investments.

Discontinued Operations decreased by $7,921,000 to $2,911,000 in 2003 from $10,832,000 in 2002. This decrease is due to the reduction of gain on sale of real estate and operating income from Tara Village, a 168-unit apartment community located in Tarzana, California, which was sold on June 18, 2002. The decrease in discontinued operations was also due to the sale of two small office buildings located in San Diego, California, aggregating 7,200 square feet, and Eastridge Apartments, a 188-unit apartment community located in San Ramon, California, during the first nine months of 2005. In compliance with the provisions of SFAS No. 144, the results of operations of those properties are reported as a component of discontinued operations for 2004, 2003 and 2002.

Liquidity and Capital Resources Including Non-consolidated Investments

On July 26, 2004, Standard and Poor's publicly announced its existing issuer credit ratings of BBB/Stable for Essex Property Trust, Inc. and Essex Portfolio L.P., and issued a new rating of BBB- on its Senior Unsecured Debt for Essex Portfolio L.P.

At December 31, 2004, the Operating Partnership had $10,644,000 of unrestricted cash and cash equivalents. The Operating Partnership expects to meet its short-term liquidity requirements by using its working capital, cash generated from operations, and amounts available under lines of credit or other financings. The Operating Partnership believes that its current net cash flows will be adequate to meet operating requirements and to provide for payment of dividends by the Operating Partnership in accordance with the Company’s REIT qualification requirements. The Operating Partnership expects to meet its long-term liquidity requirements relating to property acquisitions and development (beyond the next 12 months) and balloon debt maturities by using a combination of some or all of the following sources: working capital, amounts available on lines of credit, net proceeds from public and private debt issuances, equity contributions from equity issuances by the Company, and proceeds from the disposition of properties that may be sold from time to time. There can, however, be no assurance that the Operating Partnership will have access to the debt and equity markets in a timely fashion to meet such future funding requirements or that future working capital and borrowings under the lines of credit will be available, or if available, will be sufficient to meet the Operating Partnership’s requirements or that the Operating Partnership will be able to dispose of properties in a timely manner and under terms and conditions that the Operating Partnership deems acceptable.

Non-revenue generating capital expenditures are improvements and upgrades that extend the useful life of the property. For the year ended December 31, 2004, non-revenue generating capital expenditures totaled approximately $406 per weighted average occupancy unit. The Operating Partnership expects to incur approximately $410 per weighted average occupancy unit in non-revenue generating capital expenditures for the year ended December 31, 2005. These expenditures do not include the improvements required in connection with the origination of mortgage loans, expenditures for unidentified deferred maintenance renovations on acquisition properties, expenditures for property renovations and improvements which are expected to reposition a property and generate additional revenue, and renovation expenditures required pursuant to tax-exempt bond financings. The Operating Partnership expects that cash from operations and/or its lines of credit will fund such expenditures. However, there can be no assurance that the actual expenditures incurred during 2005 and/or the funding thereof will not be significantly different than the Operating Partnership’s current expectations.

The Operating Partnership is currently developing two multifamily residential projects, with an aggregate of 395 units. Such projects involve certain risks inherent in real estate development. See “Risk Factors--Risks that Development Activities Will be Delayed or Not Completed and/or Fail to Achieve Expected Results” in Item 1 of this Annual Report on Form 10-K for the year ended December 31, 2004. In connection with these development projects, the Operating Partnership has directly, or in some cases through its joint venture partners entered into contractual construction related commitments with unrelated third parties and the total projected estimated cost for these projects is approximately $89,600,000. As of December 31, 2004, the remaining commitment to fund these development projects is approximately $51,300,000. The Operating Partnership expects to fund such commitments by using a combination of some or all of the following sources: its working capital, amounts available on its lines of credit, net proceeds from public and private equity and debt issuances, and proceeds from the disposition of properties, if any.

On September 27, 2004 the Operating Partnership announced the final closing of the Essex Apartment Value Fund II (“Fund II”). Fund II has eight institutional investors including Essex with combined equity commitments of $265.9 million. Essex has committed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner. Fund II expects to utilize leverage of approximately 65% of the estimated value of the underlying real estate. Fund II will invest in multifamily properties in the Operating Partnership’s targeted West Coast markets with an emphasis on investment opportunities in Seattle and the San Francisco Bay Area. Subject to certain exceptions, Fund II will be Essex’s exclusive investment vehicle until October 31, 2006, or when Fund II’s committed capital has been invested, whichever occurs first. Consistent with Fund I, Essex will be compensated for its asset management, property management, development and redevelopment services and may receive promote distributions if Fund II exceeds certain financial return benchmarks. The Operating Partnership’s remaining unfunded capital commitment as of December 31, 2004 is approximately $58.2 million.

The Operating Partnership has an outstanding unsecured line of credit for an aggregate amount of $185,000,000, which could be expandable to $225,000,000. At December 31, 2004, the Operating Partnership had $155,800,000 outstanding on this line of credit. At December 31, 2004, this line of credit bore an interest rate of approximately 3.4%. This facility matures in April 2007, with an option to extend it for one year thereafter. The underlying interest rate on this line is based on a tiered rate structure tied to the Company's corporate ratings and is currently LIBOR plus 1.0%. In addition, the Operating Partnership has a $100 million credit facility from Freddie Mac secured by five of Essex's multifamily communities. At December 31, 2004, the Operating Partnership had $93,735,000 outstanding under this line of credit. At December 31, 2004, this line of credit bore an interest rate of approximately 2.9%. This facility matures in December 2008. The underlying interest rate on this line is between 55 and 59 basis points over the Freddie Mac Reference Rate.

On February 23, 2005, Fund II obtained a credit facility for an aggregate amount of $50,000,000. This line bears interest at LIBOR plus 0.875%, and matures in August 2005.

The Operating Partnership has $1,067,449,000 of secured indebtedness at December 31, 2004. Such indebtedness consisted of $878,617,000 in fixed rate debt with interest rates varying from 4.3% to 8.2% and maturity dates ranging from 2005 to 2026. The secured indebtedness includes $188,832,000 of tax-exempt variable rate demand bonds with interest rates paid during 2004 ranging from approximately 1.4% to 3.3% and maturity dates ranging from 2006 to 2034. Most of the tax-exempt variable rate demand bonds are subject to interest rates caps.

Pursuant to existing shelf registration statements, the Company has the capacity to issue up to $219,455,250 of equity securities and the Operating Partnership has the capacity to issue up to $250,000,000 of debt securities. The Company pays quarterly dividends from cash available for distribution. Until it is distributed, cash available for distribution is invested by the Operating Partnership primarily in short-term investment grade securities or is used by the Operating Partnership to reduce balances outstanding under its line of credit.

Financing and equity issuances

On July 30, 2003, in connection with the Operating Partnership’s acquisition, by merger, of John M. Sachs, Inc. (“Sachs”) that was completed on December 17, 2002, and under the terms of the merger agreement, a final analysis was prepared, which indicated that the actual net liabilities of Sachs were less than the net liabilities of Sachs estimated to be outstanding as of the merger date.  Based on the final analysis and as a post-closing adjustment payment pursuant to the merger agreement, the Operating Partnership made a final payment of approximately $1,766,000 in cash and issued an additional 35,860 shares of common stock to certain of the pre-merger shareholders of Sachs.

On September 23, 2003, the Company issued 1,000,000 shares of its Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) at a fixed price of $24.664 per share, a discount from the $25.00 per share liquidation value of the shares.  Quarterly distributions are at an annualized rate of 7.8125% per year of the liquidation value and are redeemable by the Company on or after September 23, 2008.  The Operating Partnership amortized the original discount in connection with the issuance of these shares in the fourth quarter of 2003, resulting in a charge of approximately $336,000.  The shares were issued pursuant to the Company’s existing shelf registration statement.  The Operating Partnership used the net proceeds from this sale of Series F Preferred Stock to redeem all of the 9.125% Series C Cumulative Redeemable Preferred Units (the “Series C Preferred Units”) of Essex Portfolio, L.P., of which the Company is the general partner.

On October 6, 2003, the Company sold 1.6 million newly issued shares of common stock and received offering proceeds (before expenses) of $60.67 per share, representing a 3.25% discount to the common stock’s closing price on September 30, 2003, the date of the underwriting agreement between the Company and the underwriter, pursuant to which the shares were sold.  The shares were issued pursuant to the Company’s existing shelf registration statement.  The proceeds of the offering were approximately $97,072,000. Subsequent to the offerings, the net proceeds generated from the offering were used to acquire multifamily communities located in the Operating Partnership’s targeted West Coast markets and for general corporate purposes, including the repayment of debt and the funding of development activities.

Using the proceeds of its September 2003 sale of its 7.8125% Series F Cumulative Redeemable Preferred Stock, the Company on November 24, 2003, redeemed all of the outstanding 9.125% Series C Cumulative Redeemable Preferred Units of the Operating Partnership. In connection with this redemption the Operating Partnership wrote off issuance costs of $625,000 against net income available to common unitholders.

In January 2004, the Operating Partnership restructured its previously issued $50 million, 9.30% Series D Cumulative Redeemable Preferred Units (“Series D Units”), and its previously issued $80 million, 7.875% Series B Cumulative Redeemable Preferred Units (“Series B Units”). The existing distribution rate of 9.30% of the Series D Units continued until July 27, 2004 - the end of the current non-call period. On July 28, 2004, the distribution rate on the Series D Units was reduced to 7.875%. The date that the Series D Units can first be redeemed at the Operating Partnership’s option has been extended by six years to July 28, 2010. The dates that the Series B Units can first be redeemed at the Operating Partnership’s option will be extended from February 6, 2003 to December 31, 2009.

On June 14, 2000 the Operating Partnership purchased Waterford Place, a 238-unit apartment community located in San Jose, California for a contract price of $35.0 million and an additional contingent payment. The amount of the contingent payment was disputed and submitted to binding arbitration. As a result of the arbitration, the Operating Partnership was directed to issue an additional 109,874 units of limited partnership interest ("Units") in the Operating Partnership to the sellers of Waterford Place. On March 31, 2004, the Operating Partnership completed the issuance of these Units to the sellers. In connection with this issuance, on March 31, 2004, the Operating Partnership also redeemed for cash 55,564 Units from these sellers.

On September 3, 2004, the Operating Partnership redeemed all of its outstanding, $55 million, 9.25% Series E Cumulative Redeemable Preferred Units of the Operating Partnership. In connection with this redemption the Operating Partnership wrote off issuance costs of $1.6 million against net income available to common unitholders.

Contractual Obligations and Commercial Commitments

The following table summarizes the maturation or due dates of our contractual obligations and other commitments at December 31, 2004, and the effect such obligations could have on our liquidity and cash flow in future periods:

		2006 and	2008 and
(In thousands)	2005	2007	2009	Thereafter	Total
Mortgage notes payable	$18,721	$149,529	$200,661	$698,538	$1,067,449
Lines of credit	-	155,800	93,735	-	249,535
Development commitments	51,300	-	-	-	51,300
Redevelopment commitments	20,443	-	-	-	20,443
Essex Apartment Value Fund II, L.P.
capital commitment	58,200	-	-	-	58,200
	$148,664	$305,329	$294,396	$698,538	$1,446,927

New Accounting Pronouncements Issued But Not Yet Adopted

In December 2004, the FASB issued SFAS No. 123 revised, “Share-Based Payment”. This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, and supercedes APB No. 25, “Accounting for Stock Issued to Employees”. The Statement requires companies to recognize in the income statement the grant-date fair value of stock options and other equity based compensation issued to employees. This Statement is effective for fiscal years beginning after June 15, 2005. We are in the process of evaluating the impact of this Statement on our future results of operations.

In December, 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions an amendment of FASB Statements No. 66 and 67”. This Statement amends SFAS No. 66, “Accounting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This Statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects” to specify that guidance relating to (a) incidental operations (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for fiscal years beginning after June 15, 2005. We do not believe that the adoption of SFAS No. 152 will have a material impact on our financial position, net earnings or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets an amendment of APB No. 29”. This Statement amends APB Opinion No. 29, “Accounting for Non-monetary Transactions” to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. That exception required that some non-monetary exchanges be recorded on a carryover basis versus this Statement, which requires that an entity record a non-monetary exchange at fair value and recognize any gain or loss if the transaction has commercial substance. This Statement is effective for fiscal years beginning after June 15, 2005. We do not believe that the adoption of SFAS No. 153 will have a material impact on our financial position, net earnings or cash flows.

In March 2004, the FASB issued EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” (EITF No. 03-6). This issue address whether the two-class method requires the presentation of basic and diluted EPS for all participating securities and how a participating security should be defined. The guidance to this issue should be applied to reporting periods beginning after March 31, 2004. Prior period earnings per share amounts presented for comparative purposes should be restated to conform to the guidance in this consensus. The impact of adopting EITF No. 03-6 on earnings per share has not yet been determined.

In October 2004, the FASB issued EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share” (EITF No. 04-8). This Issue addresses when contingently convertible instruments should be included in diluted earnings per share and should be applied for reporting periods ending after December 15, 2004. The adoption of EITF No. 04-8 had no impact on our financial position, net earnings or cash flows.

In November 2004, the FASB issued EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” (EITF No. 03-13). This issue assists in the development of a model for evaluating (a) which cash flows are to be considered in determining whether cash flows have been or will be eliminated and (b) what types of continuing involvement constitute significant continuing involvement. The guidance in this issue should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Previously reported operating results related to disposal transactions initiated within an enterprise’s fiscal year that includes the date that this consensus was ratified (November 30, 2004) may be reclassified. The adoption of EITF No. 03-13 had no impact on our financial position, net earnings or cash flows. This EITF may have an impact in future periods.

In September 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF No. 03-1). The guidance in EITF No. 03-1 was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. Certain provisions regarding the assessment of whether an impairment is other than temporary have been delayed. e. The adoption of EITF No. 03-1 had no impact on our financial position, net earnings or cash flows.

Potential Factors Affecting Future Operating Results

Many factors affect the Operating Partnership’s actual financial performance and may cause the Operating Partnership’s future results to be different from past performance or trends. These factors include those set forth under the caption “Risk Factors” in Item I of this Annual Report on Form 10-K and the following: Economic Environment and Impact on Operating Results.

Both the national economy and the economies of the western states in which the Operating Partnership owns, manages and develops properties, some of which are concentrated in high-tech sectors, have been and may be in an economic downturn. The impacts of such downturns on operating results can include, and are not limited to, reduction in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising, turnover and repair and maintenance expense.

The Operating Partnership's property type and diverse geographic locations provide some degree of risk moderation but are not immune to a prolonged down cycle in the real estate markets in which the Operating Partnership operates. Although the Operating Partnership believes it is well positioned to meet the challenges ahead, it is possible that reductions in occupancy and market rental rates will result in a reduction of rental revenues, operating income, cash flows, and market value of the Operating Partnership's shares. Prolonged recession could also affect the Operating Partnership's ability to obtain financing at acceptable rates of interest and to access funds from the refinance or disposition of properties at acceptable prices.

Interest Rate Fluctuations

The Operating Partnership monitors changes in interest rates and believes that it is well positioned from both a liquidity and interest rate risk perspective. However, current interest rates are at historic lows and potentially could increase rapidly to levels more in line with historic levels. The immediate effect of significant and rapid interest rate increases would be higher interest expense on the Operating Partnership’s variable interest rate debt (see Item 7A and Notes 7 and 8 to consolidated financial statements). The effect of prolonged interest rate increases could negatively impact the Operating Partnership’s ability to make acquisitions and develop properties at economic returns on investment and the Operating Partnership’s ability to refinance existing borrowings at acceptable rates.

Inflation/Deflation

Substantial inflationary or deflationary pressures could have a negative effect on rental rates and property operating expenses. The Operating Partnership believes it effectively manages its property and other expenses but understands that substantial annual rates of inflation or deflation could adversely impact operating results.

Failure to Qualify as A REIT

The Company has elected to be taxed as a REIT under the Internal Revenue Code and we operate the Operating Partnership in a manner to preserve the Company’s REIT tax rule compliance. However, we cannot assure you that the Company qualifies as a REIT or that it will continue to so qualify in the future. If the Company fails to qualify as a REIT in any taxable year, it would be subject to federal income tax on its taxable income at corporate rates. The Company may also be disqualified from treatment as a REIT for the four taxable years following the year in which the Company failed to qualify. This would reduce its net earnings available for investment or distribution to stockholders because of the additional tax liability. Even if the Company continues to qualify as a REIT, it will be subject to certain federal, state and local taxes on its income and property.

Item 8. Financial Statements and Supplemental Data

See Exhibits and Financial Statement Schedules in Item 15(A).

Item 15. Exhibits and Financial Statement Schedules

(A) Financial Statements

(1) Consolidated Financial Statements	Page
Reports of Independent Registered Public Accounting Firm	F-1
Balance Sheets: As of December 31, 2004 and December 31, 2003	F-4
Statements of Operations: Years ended December 31, 2004, 2003 and 2002	F-5
Statements of Partners’ Capital: Years ended December 31, 2004, 2003 and 2002	F-6
Statements of Cash Flows: Years ended December 31, 2004, 2003 and 2002	F-7
Notes to the Consolidated Financial Statements	F-9
(2) Financial Statement Schedule - Schedule III - Real Estate and Accumulated Depreciation as of December 31, 2004	F-33
All other schedules have been omitted because they are inapplicable, not required or the information is included elsewhere in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Partners
Essex Portfolio, L.P.:

We have audited management’s assessment, included in Management’s Report on Internal Control over Financial Reporting, appearing under Item 9A, that Essex Portfolio, L.P. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Essex Portfolio, L.P.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Essex Portfolio, L.P.’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Essex Portfolio, L.P. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Essex Portfolio, L.P. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule III, and our report dated March 31, 2005, expressed an unqualified opinion on those consolidated financial statements.

/S/ KPMG LLP
KPMG LLP

San Francisco, California
March 31, 2005

Report of Independent Registered Public Accounting Firm

The Partners
Essex Portfolio, L.P.:

We have audited the accompanying consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule III. These consolidated financial statements and the accompanying financial statement schedule III are the responsibility of the Essex Portfolio, L.P’s management. Our responsibility is to express an opinion on these consolidated financial statements and the accompanying financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Portfolio, L.P. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As further discussed in Note 2(a), the Essex Portfolio, L.P implemented Statement of Financial Accounting Standards No. 123 Accounting for Stock Based Compensation and Financial Accounting Standards Board Interpretation No. 46R Consolidation of Variable Interest Entities effective January 1, 2004 and applied the retroactive restatement method of adoption. Accordingly, all periods presented have been restated to give effect to the change.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Essex Portfolio, L.P.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 31, 2005, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/S/ KPMG LLP
KPMG LLP
San Francisco, California
March 31, 2005, except for Notes 2(c), 3, 11, and 13,
   which are as of January 25, 2006

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2004 and 2003
(Dollars in thousands, except unit amounts)

	2004	2003
ASSETS
Real estate:
Rental properties:
Land and land improvements	$536,600	$469,347
Buildings and improvements	1,834,594	1,514,775
	2,371,194	1,984,122
Less accumulated depreciation	(335,242)	(265,763)
	2,035,952	1,718,359
Real estate investments held for sale, net of accumulated
depreciation of $496 as of December 31, 2004	14,445	-
Investments	49,712	79,567
Real estate under development	38,320	55,183
	2,138,429	1,853,109
Cash and cash equivalents--unrestricted	10,644	14,768
Cash and cash equivalents--restricted cash	21,255	11,175
Notes receivable from investees and other related parties	1,435	5,738
Notes and other receivables	9,535	6,021
Prepaid expenses and other assets	25,181	17,426
Deferred charges, net	10,738	8,574
Total assets	$2,217,217	$1,916,811

LIABILITIES AND PARTNERS' CAPITAL
Mortgage notes payable	$1,067,449	$895,945
Lines of credit	249,535	93,100
Accounts payable and accrued liabilities	29,997	20,834
Dividends payable	21,976	22,379
Other liabilities	11,853	17,153
Deferred gain	5,000	-
Total liabilities	1,385,810	1,049,411
Minority interests	49,254	55,592
Redeemable convertible limited partnership units	4,750	-

Partners' capital:
General partner:
Common equity	566,865	556,987
Preferred equity (liquidation value of $25,000)	24,412	24,412
	591,277	581,399
Limited partners:
Common equity	59,436	50,294
Preferred equity (liquidation value of $130,000 and
$185,000 as of December 31, 2004 and 2003, respectively)	126,690	180,115
	186,126	230,409
Total partners' capital	777,403	811,808
Commitments and contingencies
Total liabilities and partners' capital	$2,217,217	$1,916,811

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2004, 2003 and 2002
(Dollars in thousands, except per unit and unit amounts)

	2004	2003	2002
Revenues:
Rental	$271,153	$240,684	$201,722
Other property	9,566	8,122	6,468
Total property revenues	280,719	248,806	208,190
Expenses:
Property operating expenses:
Maintenance and repairs	20,878	18,345	13,499
Real estate taxes	24,563	19,159	14,689
Utilities	12,903	12,578	10,539
Administrative	28,610	22,678	19,003
Advertising	4,110	4,102	3,447
Insurance	4,736	3,875	2,590
Depreciation and amortization	71,656	56,647	43,377
Total property operating expenses	167,456	137,384	107,144
Interest	63,023	52,410	43,186
Amortization of deferred financing costs	1,587	1,197	814
General and administrative	18,341	9,637	8,636
Total expenses	250,407	200,628	159,780
Gain on the sale of real estate.	7,909	--	145
Interest and other including from related parties (Note 6)	8,027	6,715	12,505
Equity income in co-investments	59,522	3,296	5,402
Minority interests.	(3,498)	(4,134)	(3,664)
Income from continuing operations	102,272	54,055	62,798

Discontinued operations:
Operating income from real estate sold	2,324	2,911	1,781
Gain on sale of real estate	--	--	9,051
Impairment loss	(788)	--	--
Income from discontinued operations	1,536	2,911	10,832
Net income	103,808	56,966	73,630
Write off of Series C preferred unit offering costs	--	(625)	--
Write off of Series E preferred unit offering costs	(1,575)	--	--
Amortization of discount on general partner preferred equity	-	(336)	--
Preferred return to general partner - Series F	(1,952)	(195)	--
Distribution to preferred units- limited partners	(14,175)	(17,996)	(18,319)
Net income available to common unitholders	$86,106	$37,814	$55,311
Per common unit data:
Basic:
Income from continuing operations available to common units	$3.35	$1.47	$2.14
Income from discontinued operations	0.06	0.12	0.52
Net income available to common units	$3.41	$1.59	$2.66

Weighted average number of common units outstanding
during the year	25,255,190	23,737,077	20,812,272
Diluted:
Income from continuing operations available to common units	$3.32	$1.46	$2.12
Income from discontinued operations	0.06	0.12	0.52
Net income available to common units	$3.38	$1.58	$2.64

Weighted average number of common units outstanding
during the year	25,490,266	23,947,930	21,007,501

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Partners’ Capital
Years ended December 31, 2004, 2003 and 2002
(Dollars and units in thousands)

	General Partner			Limited Partners
			Preferred			Preferred
	Common Equity		Equity	Common Equity		Equity
	Units	Amount	Amount	Units	Amount	Amount	Total
Balances at December 31, 2001	18,428	379,612	-	2,286	45,196	204,490	629,298

Issuance of common units under
stock-based compensation plans	246	4,049	-	-	-	-	4,049
Shares purchased by Operating Partnership	(411)	(19,715)	-	-	-	-	(19,715)
Issuance of general partner common units	2,720	136,809	-	-	-	-	136,809
Redemption of limited partner common units	-	-	-	(6)	(309)	-	(309)
Vested series Z incentive units	-	-	-	40	413	-	413
Reallocation of partners' capital	-	(6,937)	-	-	6,937	-	-
Net income	-	48,640	-	-	6,671	18,319	73,630
Partners' distributions	-	(56,767)	-	-	(7,219)	(18,319)	(82,305)
Balances at December 31, 2002	20,983	485,691	-	2,320	51,689	204,490	741,870

Issuance of common units under
stock-based compensation plans	207	7,501	-	-	-	-	7,501
Issuance of general partner common units	1,636	99,202	-	-	-	-	99,202
Contribution of general partner
preferred equity	-	-	24,076	-	-	-	24,076
Amortization of discount on general
partner preferred equity	-	(302)	336	-	(34)	-	-
Redemption of limited partner common units	-	-	-	(15)	(769)	-	(769)
Redemption of Series C preferred unit	-	-	-	-	-	(25,000)	(25,000)
Write off of Series C preferred unit
offering costs	-	(562)	-	-	(63)	625	-
Vested series Z incentive units	-	-	-	16	545	-	545
Reallocation of partners' capital	-	(2,203)	-	-	2,203	-	-
Net income	-	34,798	195	-	3,977	17,996	56,966
Partners' distributions	-	(67,138)	(195)	-	(7,254)	(17,996)	(92,583)
Balances at December 31, 2003	22,826	556,987	24,412	2,321	50,294	180,115	811,808

Issuance of common units under
stock-based compensation plans	155	6,058	-	-	-	-	6,058
Issuance of general partner common units	53	2,307	-	-	-	-	2,307
Issuance of limited partners' common units	-	-	-	184	7,213	-	7,213
Redemption of limited partner common units	-	-	-	(62)	(3,757)	-	(3,757)
Redemption of Series E preferred unit	-	-	-	-	-	(55,000)	(55,000)
Write off of Series E preferred unit
offering costs	-	(1,422)	-	-	(153)	1,575	-
Vested series Z and Z-1 incentive units	-	-	-	35	537	-	537
Reallocation of partners' capital	-	(4,264)	-	-	4,264	-	-
Net income	-	79,163	1,952	-	8,518	14,175	103,808
Partners' distributions	-	(71,964)	(1,952)	-	(7,480)	(14,175)	(95,571)
Balances at December 31, 2004	23,034	$566,865	$24,412	2,478	$59,436	$126,690	$777,403

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$103,808	$56,966	$73,630
Minority interests	3,430	4,135	3,664
Adjustments to reconcile net income to net
cash provided by operating activities:
Gain on the sales of real estate	(7,909)	-	(9,196)
The Company's share of gain on the sales of
co-investment assets	(39,241)	-	(1,391)
Impairment charge	788	-	-
Equity income of limited partnerships	(20,281)	(3,296)	(5,402)
Depreciation and amortization	72,923	57,587	44,100
Amortization of deferred financing costs	1,587	1,197	814
Changes in operating assets and liabilities, net of effects of
Sachs merger in 2002:
Prepaid expenses and other assets	(1,189)	(3,103)	(2,393)
Accounts payable and accrued liabilities	5,942	(6,212)	(7,243)
Other liabilities	1,842	682	(1,515)
Net cash provided by operating activities	121,700	107,956	95,068
Cash flows from investing activities:
Additions to real estate:
Acquisitions of real estate	(176,888)	(65,607)	(9,323)
Acquisition of Sachs' Portfolio	-	(1,766)	(96,637)
Improvements to recent acquisitions	(10,062)	(9,319)	(3,273)
Redevelopment	(10,258)	(3,329)	(7,739)
Revenue generating capital expenditures	(281)	(219)	(1,203)
Non-revenue generating capital expenditures	(10,095)	(9,248)	(7,847)
Disposition of real estate	91,000	-	3,775
(Increase) decrease in restricted cash	(10,080)	3,724	7,623
Additions to notes receivable from investees,
other related parties and other receivables	(5,365)	(3,228)	(3,399)
Repayments of notes from investees, other
related parties and other receivables	4,251	183	42,786
Net distribution from (contribution) to investments in
corporations and limited partnerships	31,129	(26,814)	29,026
Additions to real estate under development	(28,372)	(30,441)	(55,519)
Net cash used in investing activities	(125,021)	(146,064)	(101,730)
Cash flows from financing activities:
Proceeds from mortgage and other notes payable and lines of credit	447,870	306,238	242,194
Repayment of mortgage and other notes payable and lines of credit	(287,359)	(271,229)	(129,814)
Additions to deferred charges	(4,050)	(1,758)	(1,376)
Net proceeds from stock options exercised	5,483	6,865	3,376
Net proceeds for issuance of common units to general partner	-	97,072	-
Net proceeds for issuance of preferred equity to general partner	-	24,664	-
General partner shares purchased by limited partners	-	-	(19,715)
Redemption of limited partner units and minority interest	(7,080)	(27,399)	(2,032)
Redemption of limited preferred partner series E unit	(55,000)	-	-
Contributions from minority interest partners	-	-	(14)
Distributions to limited partner units and minority interest	(27,948)	(30,487)	(30,238)
Distributions to general partner	(72,719)	(63,166)	(55,603)
Net cash provided by (used in) financing activities	(803)	40,800	6,778
Net increase (decrease) in cash and cash equivalents	(4,124)	2,692	116
Cash and cash equivalents at beginning of year	14,768	12,076	11,960
Cash and cash equivalents at end of year	$10,644	$14,768	$12,076

See accompanying notes to consolidated financial statements. (continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	2004	2003	2002
Supplemental disclosure of cash flow information:
Cash paid for interest, net of $1,997, $4,084 and $6,814
capitalized in 2004, 2003 and 2002, respectively	$60,007	$48,284	$37,097
Supplemental disclosure of noncash investing and
financing activities:
Real estate under development transferred to rental properties	$48,239	$124,459	$16,907
Real estate investment transferred to rental properties	$(1,400)	$-	$-
Mortgage notes payable assumed in connection
with the purchase of real estate	$167,635	$-	$-
Issuance of redeemable convertible limited partnership and Operating
Partnership units in connection with the purchase of real estate	$4,805	$-	$-
Capitalized costs relating to arbitration agreement in
connection with the purchase of real estate	$-	$7,200	$-
Common units issued to the general partner pursuant to
phantom stock plan	$328	$254	$317
Receipt of note receivable from third party in connection with
the sale of real estate	$-	$-	$40,000
Issuance of common units to the general partner in exchange
for the redemption of Down REIT units	$2,307	$-	$-
Proceeds from disposition of real estate held by
exchange facilitator	$52,549	$-	$19,477
Real estate assets acquired due to merger:
Real estate	$-	$3,970	$306,708
Prepaid expenses	-	-	2,053
Deferred charges	-	-	490
Notes payable	-	-	(64,640)
Accounts payable and accrued liabilities	-	-	(8,411)
Other liabilities	-	-	(2,754)
Additional paid in capital	-	(2,170)	(136,809)
	$-	$1,800	$96,637

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Dollars in thousands, except for per share and per unit amounts)

(1) Organization

The accompanying consolidated financial statements present the accounts of Essex Portfolio, L.P. (the Operating Partnership), and its subsidiaries. The Company was incorporated in the state of Maryland in March 1994. On June 13, 1994, the Company commenced operations with the completion of an initial public offering (the Offering) in which it issued 6,275,000 shares of common stock at $19.50 per share. The net proceeds of the Offering of $112,070 were used to acquire a 77.2% general partnership interest in the Operating Partnership.

The common equity limited partners own a 9.7% interest in the Operating Partnership as of December 31, 2004. The common equity limited partners may convert their 2,386,938 Operating Partnership units into an equivalent number of shares of the Company’s common stock or cash (based upon the trading price of the Company’s common stock on the conversion date.) The Company has reserved shares of common stock for such conversions. These conversion rights may be exercised by the common equity limited partners at any time through 2024.

On December 17, 2002, the Operating Partnership acquired, by merger, John M. Sachs, Inc. (“Sachs Portfolio”) resulting in the acquisition of its real estate portfolio, which consisted of 20 multifamily properties, five recreational vehicle parks, two manufactured housing communities and two small office buildings. Total consideration in the transaction was $306,700 and was structured as a tax-free reorganization whereby the Company: (i) issued 2,719,875 shares of its common stock valued at $136,800, (ii) assumed mortgages on four of the newly acquired properties for approximately $64,600 with a fixed interest rate of 5.51%, maturing in January 2013, (iii) assumed and repaid unsecured liabilities in the amount of approximately $33,000, and (iv) paid the balance in cash of $72,200. The cash portion was funded through four new non-recourse mortgages on four previously unencumbered properties, with a weighted average interest rate of 5.64%, maturing in January 2013 and draws upon new and existing lines of credit. The Operating Partnership accounted for this transaction using the purchase method of accounting which resulted in the allocation of the purchase price to the assets and liabilities acquired based on their fair values. The fair value of assets and liabilities were based on management’s estimates. No goodwill was recognized in connection with this purchase. The Operating Partnership’s results of operations for the period December 17, 2002 through December 31, 2002 include the Sachs Portfolio. On July 30, 2003, and under terms of the merger agreement, a final analysis was prepared, which indicated that the actual net liabilities of Sachs were less than the net liabilities of Sachs estimated to be outstanding as of the merger date. Based on this final analysis and as a post-closing adjustment pursuant to the merger agreement, the Operating Partnership made a final payment of $1,800 in cash and issued an additional 35,860 shares of common stock valued at $2,170 to certain of the pre-merger shareholders of Sachs.

Unaudited pro forma information reflecting the acquisition of the Sachs Portfolio is presented in the following table. The amounts included therein assume that the acquisition had taken place at the beginning of the year.

2002
Total property revenues	$250,355
Total expenses	195,309
Minority interests	(3,664)
Gain on sale of real estate	145
Interest and other income	12,505
Equity income in co-investments	5,402
Income from continuing operations	69,434
Basic earnings per share from continuing operations	296
Diluted earnings per share from continuing operations	294

Weighted average number of proforma
units outstanding:
Basic	23,427,873
Diluted	23,623,102

As of December 31, 2004, the Operating Partnership operates and has ownership interests in 120 multifamily properties (containing 25,518 units), four recreational vehicle parks (containing 698 spaces), five office buildings (totaling approximately 173,540 square feet), and two manufactured housing communities (containing 607 sites) (collectively, the Properties). The Properties are located in Southern California (Los Angeles, Ventura, Orange, San Diego, and Riverside counties), Northern California (the San Francisco Bay Area), the Pacific Northwest (Seattle, Washington, and Portland, Oregon metropolitan areas) and other areas (Las Vegas, Nevada and Houston, Texas).

(2) Summary of Critical and Significant Accounting Policies

(a) Adoption of New Accounting Principles

As more fully described below in Notes 2 (b), 2(m) and 2(n), the accompanying 2003 and 2002 consolidated financial statements have been restated. The restatement for the retroactive adoption of the provisions of FASB Interpretation No. 46R and Statement of Financial Accounting Standard No. 123 has been reflected in all of the notes to the consolidated financial statements including the unaudited quarterly results of operations.

(b) Principles of Consolidation

The accounts of the Operating Partnership, its controlled subsidiaries and its variable interest entities in which it is the primary beneficiary are consolidated in the accompanying financial statements. All significant inter-company accounts and transactions have been eliminated. We use the equity method to account for investments that do not qualify as variable interest entities or where we do not own a majority of the economic interest, but have the ability to exercise significant influence over the operating and financial policies of the investee. For an investee accounted for under the equity method, our share of net earnings or losses of the investee is reflected in income as earned and distributions are credited against the investment as received.

As of January 1, 2004, we adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (revised) using the retroactive restatement approach, and amounts have been restated for the years ended December 31, 2003 and 2002. As a result, the accompanying consolidated financial statements have been restated to reflect the consolidated financial position and results of operations of Essex Property Trust, Essex Management Corporation (EMC), Essex Fidelity I Corporation (EFC), 17 Down REIT limited partnerships (comprising ten properties), an office building that is subject to loans made by the Operating Partnership, and the multifamily improvements owned by a third party in which the Operating Partnership owns the land underlying these improvements and from which the Operating Partnership receives fees, including land lease, subordination and property management fees in accordance with U.S. generally accepted accounting principles. The Operating Partnership's total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $238.1 million and $155.1 million, respectively, at December 31, 2004 and $246.1 million and $156.5 million, respectively, at December 31, 2003. We previously accounted for EMC, EFC, and the Down REIT limited partnerships using the equity method of accounting.

The Down REIT entities that collectively own ten multifamily properties (1,831 units) were investments made under arrangements whereby EMC became the general partner, the Operating Partnership became a special limited partner, and the other limited partners were granted rights of redemption for their interests. Such limited partners can request to be redeemed and the Operating Partnership can elect to redeem their rights for cash or by issuing shares of the Company’s common stock on a one share per unit basis. Conversion values will be based on the market value of the Company's common stock at the time of redemption multiplied by the number of units stipulated under the above arrangements. The other limited partners receive distributions based on the Company's current dividend rate times the number of units held. At December 31, 2004, the maximum number of shares that could be issued to meet redemption of these Down REIT entities is 1,345,003. As of December 31, 2004 and December 31, 2003, the carrying value of the other limited partners' interests is presented at their historical cost and is classified within minority interests in the accompanying consolidated balance sheets.

Interest holders in VIEs consolidated by the Operating Partnership are allocated a priority of net income equal to the cash payments made to those interest holders for services rendered or distributions from cash flow. The remaining results of operations are generally allocated to the Operating Partnership.

Properties consolidated in accordance with FIN 46R were encumbered by third party, non-recourse loans totaling $151.3 million and $152.7 million as of December 31, 2004 and December 31, 2003, respectively.

    During December 31, 2004, the Operating Partnership entered into two arrangements that are deemed VIEs. The entity that purchased The Essex at Lake Merritt property as discussed in Note 3 - Dispositions, is a VIE. We have concluded that the Operating Partnership’s participating loan to the entity does not result in the Operating Partnership being the primary beneficiary. The Operating Partnership entered into a joint venture to develop a 5-story building in Los Angeles, California. The Operating Partnership is the primary beneficiary, and the joint venture is consolidated as of December 31, 2004.

As of December 31, 2004 the Operating Partnership is involved with two VIEs in which the Operating Partnership is not deemed to be the primary beneficiary. Total assets and liabilities of these entities as of December 31, 2004 were approximately $116.0 million and $107.0 million, respectively. The Operating Partnership’s maximum exposure to loss resulting from these unconsolidated VIEs is not considered significant.

(c) Real Estate Rental Properties and Discontinued Operations

Significant expenditures, which improve or extend the life of an asset and have a useful life of greater than one year, are capitalized. Operating real estate assets are stated at cost and consist of land, buildings and improvements, furniture, fixtures and equipment, and other costs incurred during their development, redevelopment and acquisition. Expenditures for maintenance and repairs are charged to expense as incurred.

                      The depreciable life of various categories of fixed assets are as follows:
Computer equipment	3 years
Interior unit improvements	5 years
Land improvement and certain exterior components of real property	10 years
Real estate structures	30 years

In accordance with SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” the Operating Partnership capitalizes pre-development costs incurred in pursuit of new development opportunities for which the Operating Partnership currently believes future development is probable. Pre-development costs for which a future development is no longer considered probable are charged to expense.

Costs incurred with the development or redevelopment of real estate assets are capitalized if they are clearly associated with the development or redevelopment of rental property, or are associated with the construction or expansion of real property. Such capitalized costs include land, land improvements, allocated costs of the Operating Partnership’s project management staff, construction costs, as well as interest and related loan fees, property taxes and insurance. Capitalization begins when active development commences or when a redevelopment asset is taken out-of-service. Capitalization ends when the apartment home is completed and the property is available for a new residence.

In accordance with Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” the Operating Partnership allocates the purchase price of real estate to land and building, and identifiable intangible assets, such as the value of above, below and at-market in-place leases. The values of the above and below market leases are amortized and recorded as either a decrease (in the case of above market leases) or an increase (in the case of below market leases) to rental revenue over the remaining term of the associated leases acquired. Acquired at-market leases are amortized to expense over the term the Operating Partnership expects to retain the acquired tenant, which is generally 20 months.

      In accordance with SFAS 141 and its applicability to acquired in-place leases, we perform the following evaluation for properties we acquire:

(1)	estimate the value of the real estate “as if vacant” as of the acquisition date;

(2)	allocate that value among land and building and determine the associated asset life for each;

(3)	compute the value of the difference between the “as if vacant” value and the purchase price, which will represent the total intangible assets;

(4)	allocate the value of the above and below market leases to the intangible assets and determine the associated life of the above market/ below market leases;

(5)	allocate the remaining intangible value to the at-market in-place leases or customer relationships, if any, and the associated lives of these assets;

Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment or held for sale may not be fully recoverable, the carrying amount will be evaluated for impairment. If the sum of the property’s expected future cash flows (undiscounted and without interest charges) is less than the carrying amount (including intangible assets) of the property, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property. Such fair value of a property is determined using conventional real estate valuation methods, such as discounted cash flow, the property’s unleveraged yield in comparison to the unleveraged yields and sales prices of similar properties that have been recently sold, and other third party information, if available. As of December 31, 2004, no properties were impaired.

In accordance with Statement of Financial Accounting Standard No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets” the Operating Partnership presents income and gains/losses on properties sold as discontinued operations net of minority interests. Real estate investments accounted for under the equity method of accounting remain classified in continuing operations upon disposition. During 2004, the Operating Partnership granted the lessees of one manufactured housing community and two recreational vehicle parks the right to exercise their purchase agreements in 2004. On July 18, 2004, the Operating Partnership sold Golden Village Recreational Vehicle Park for $6,700. As of December 31, 2004, Riviera RV Resort and Riviera Mobile Home Park met the “held for sale” criteria under SFAS 144. In accordance with SFAS 144, assets and liabilities and the results of operations of the properties are presented as discontinued operations in the consolidated financial statements for all periods presented. Additionally, during the first nine months of 2005, the Company sold two small office buildings located in San Diego, California, aggregating 7,200 square feet, and Eastridge Apartments, a 188-unit apartment community located in San Ramon, California. In compliance with the provisions of SFAS No. 144, the results of operations of those properties are reported as a component of discontinued operations for 2004, 2003 and 2002.

(d) Investments and Joint Ventures

The Operating Partnership owns investments in joint ventures and affiliates and has significant influence but its ownership interest does not meet the criteria for consolidation in accordance with FIN 46R and Accounting Research Bulletin No. 51. Therefore, we account for our interest using the equity method of accounting. Under the equity method of accounting, the investment is carried at the cost of assets contributed or distributed, plus the Operating Partnership’s equity in undistributed GAAP earnings or losses since its initial investment. The Operating Partnership’s share of equity in income and gains on sales of real estate are included in other income in the accompanying consolidated statements of operations.

Some of these investments and/or joint ventures compensate the Operating Partnership for its asset management services and may provide promote distributions if certain financial return benchmarks are achieved. Asset management fees and promote fees are recognized when the earnings events have occurred and there is GAAP earnings in the underlying entities. Asset management fees and promote fees are reflected in interest and other and equity income in co-investments respectively, in the accompanying consolidated statements of operations.

(e) Revenues and Gains on Sale of Real Estate

Rental revenue is reported on the accrual basis of accounting.

Revenues from tenants renting or leasing apartment units, recreational vehicle park spaces or manufactured housing community spaces are recorded when due from tenants and are recognized monthly as it is earned, which is not materially different than on a straight-line basis. Units or spaces are rented under short-term leases (generally, lease terms of 6 to 12 months) and may provide no rent for one or two months, depending on the market conditions and leasing practices of our competitors in each sub-market at the time the leases are executed.

The Operating Partnership recognizes gains on sales of real estate when a contract is in place, a closing has taken place, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Operating Partnership does not have a substantial continuing involvement in the property.

(f) Income Taxes

No provision for income taxes has been made as the Operating Partnership’s taxable income or loss is reportable on the tax returns for the individual partners based on their proportionate interest in the Operating Partnership.

In order to maintain the Company's compliance with REIT tax rules, the Operating Partnership utilizes taxable REIT subsidiaries (“TRS”) for various revenue generating or investment activities. The TRS’s are consolidated by the Operating Partnership. The activities and tax related provisions, assets and liabilities are not material.

(g) Notes Receivable and Interest Income

Notes receivable relate to real estate financing arrangements that exceed one year. They bear interest at a market rate based on the borrower’s credit quality and are recorded at face value. Interest is recognized over the life of the note. The Operating Partnership requires collateral for the notes.

Each note is analyzed to determine if it is impaired pursuant to FASB’s SFAS No. 114, Accounting by Creditors for Impairment of a Loan. A note is impaired if it is probable that the Operating Partnership will not collect all principal and interest contractually due. The impairment is measured periodically based on the present value of expected future cash flows discounted at the note’s effective interest rate. The Operating Partnership does not accrue interest when a note is considered impaired. All cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and, thereafter, are recognized as interest income.

(h) Interest Rate Protection, Swap, and Forward Contracts

The Operating Partnership has from time to time used interest rate protection, swap and forward contracts to manage its interest rate exposure on current or identified future debt transactions. The Operating Partnership accounts for such derivative contracts using SFAS No. 133. Under SFAS No. 133, derivative instruments are required to be included in the balance sheet at fair value. The changes in the fair value of the derivatives are accounted for depending on the use of the derivative and whether it has been designated and qualifies as a part of a hedging relationship. If the hedged exposure is a cash flow exposure, changes in fair value of the effective portion of the gain or loss on the derivative instrument are reported initially as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. Changes in the ineffective portion of the gain or loss are reported in earnings immediately.

(i) Deferred Charges

Deferred charges are principally comprised of loan fees and related costs which are amortized over the terms of the related borrowing in a manner which approximates the effective interest method.

(j) Interest

The Operating Partnership capitalized $1,997, $4,084, and $6,814 of interest related to the development of real estate during 2004, 2003, and 2002, respectively.

(k) Cash Equivalents and Restricted Cash

Highly liquid investments with original maturities of three months or less when purchased are classified as cash equivalents. Restricted cash relates to reserve requirements in connection with the Operating Partnership’s mortgage debt.

(l) Stock-based Compensation

As of January 1, 2004, the Company adopted the fair value method of accounting for its stock-based compensation plans using the retroactive restatement method as provided by Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." Under the fair value method, stock-based compensation cost is measured at the grant date based on the fair value of the award and is expensed over the vesting period. Stock-based compensation expense under the fair value method for the years ended December 31, 2004, 2003 and 2002 was $784, $991 and $933, respectively.

The fair value of stock options granted for the years ended December 31, 2004, 2003 and 2002 was $8.84, $4.18 and $4.69, respectively, and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2004	2003	2002
Stock price	$62.34-$84.46	$51.01-$61.58	$46.98-$52.04
Risk-free interest rates	3.34%-3.94%	2.58%-3.21%	3.08%-4.64%
Expected lives	5 years	5-6 years	6 years
Volatility	19.07%-19.14%	17.89%-19.18%	18.92%
Dividend yield	4.26%-5.07%	5.66%-6.12%	6.30%

 (m) Reconciliation to previously reported amounts

The accounting effect of adopting FIN 46R and SFAS 123 on net income previously reported for the years ended December 31, 2003 and 2002 is as follows (dollars in thousands, except per unit amounts):

	2003	2002
Net income available to common unitholders
previously reported	$40,865	$59,568
Adjustment for effect of adopting SFAS 123	(468)	(222)
Adjustment for effect of adopting FIN 46 Revised	(2,583)	(4,035)
Net income available to common unitholders
as reported	$37,814	$55,311

Per common unit data:
Basic:
Per unit as previously reported	$1.72	$2.86
Adjustment for effect of adopting SFAS 123	(0.02)	(0.01)
Adjustment for effect of adopting FIN 46 Revised	(0.11)	(0.19)
Per basic unit as reported	$1.59	$2.66

Diluted:
Per unit as previously reported	$1.71	$2.84
Adjustment for effect of adopting SFAS 123	(0.02)	(0.01)
Adjustment for effect of adopting FIN 46 Revised	(0.11)	(0.19)
Per diluted unit as reported	$1.58	$2.64

The accounting effect of adopting FIN 46R and SFAS 123 on partners’ capital at January 1, 2002 for previously reported amounts is as follows (dollars in thousands):

	General Partner	Limited Partner
	Common	Common
	Equity	Equity	Total
Statement of Partners' Capital:
Balance at January 1, 2002, as previously reported	$381,674	$45,563	$427,237
Adjustments for cumulative effect on prior years
of retroactively applying SFAS 123	166	674	840
Adjustments for cumulative effect on prior years
of retroactively applying FIN 46 Revised	(2,228)	(1,041)	(3,269)
Balance at January 1, 2002, as adjusted	$379,612	$45,196	$424,808

(n) Legal costs

Legal costs associated with matters arising out of the normal course of our business are expensed as incurred. Legal costs incurred in connection with non-recurring litigation that is not covered by insurance are accrued when amounts are probable and estimable.

(o) Accounting Estimates and Reclassifications

The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Operating Partnership evaluates its estimates, including those related to acquiring, developing and assessing the carrying values of its real estate properties, its investments in and advances to joint ventures and affiliates, and its notes receivables. The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

Certain prior year balances have been reclassified to conform to the current year presentation. Interest and other income are considered non-operating income and have been reclassified for all periods presented.

(p) Correction of Previously Reported Amounts

Beginning in 2003, the Operating Partnership implemented an upgrade to its subsidiary ledger for accounting for fixed assets. The Operating Partnership completed this system upgrade in the first quarter of 2004. In conjunction with this system upgrade, the Operating Partnership has determined that cumulative depreciation expense generated by consolidated or equity method rental properties was understated by approximately $2.1 million through December 31, 2003 and this amount was recorded during the quarter ended March 31, 2004. Had the correction been made in 2003, depreciation expense would have increased by approximately $640, $1.3 million, and $1.0 million in the first, second and third quarters of 2003, respectively. In the fourth quarter 2003, depreciation expense would have decreased by approximately $1.4 million. The Operating Partnership does not believe that the correction is material to any previously reported financial statements and is not material to any consolidated earnings trends.

(3) Real Estate

(a) Rental Properties

Rental properties consist of multifamily properties with a net book value of $1,990,607 and other rental properties (office buildings, recreational vehicle parks, and manufactured housing communities) with a net book value of $45,345.

The properties are located in California, Washington, Oregon, Nevada and Texas. The operations of the properties could be adversely affected by a recession, general economic downturn or a natural disaster in the areas where the properties are located.

For the years ended December 31, 2004, 2003, and 2002, depreciation expense on real estate within continuing operations was $71,655, $56,485, and $43,377, respectively. For the years ended December 31, 2004, 2003, and 2002, depreciation expense on real estate within discontinued operations was $1,268, $940, and $723, respectively.

(b) Sales of Real Estate and Assets Held for Sale

The Operating Partnership recognizes sales of real estate when a contract has been executed, a closing has occurred, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Operating Partnership does not have a substantial continuing involvement in the property. Each property is considered a separately identifiable component of the Operating Partnership and is reported in discontinued operations when the operations and cash flows of the property have been (or will be) eliminated from the ongoing operations of the Operating Partnership as a result of a disposal transaction. Interest expense associated with a mortgage loan is classified as a component of discontinued operations if that loan is directly secured by a property classified as a discontinued operation.

For the year ended December 31, 2004, the gain on the sale of The Essex at Lake Merritt was $12,909, of which $5,000 is deferred and will be recognized on the cost recovery method. The $5,000 was deferred because of our continuing involvement with the property.

At December 31, 2004, we had two non-core assets that were acquired in conjunction with the merger with John M. Sachs, Inc. in 2002, classified as held for sale under the provisions of SFAS No. 144. The two non-core assets were: The Riviera Recreational Vehicle Park and The Riviera Manufactured Home Park, both located in Las Vegas, Nevada, for which the Operating Partnership has previously entered into master lease and option agreements with an unrelated entity. These properties were sold in January 2005. Accordingly, we have classified the lease income from The Riviera Recreational Vehicle Park and The Riviera Manufactured Home Park within discontinued operations for the years ended December 31, 2004, 2003 and 2002. Assets held for sale as of December 31, 2004, represented gross real estate of $14,941. Additionally, during the first nine months of 2005, the Operating Partnership sold two small office buildings located in San Diego, California, aggregating 7,200 square feet, and Eastridge Apartments, a 188-unit apartment community located in San Ramon, California. In compliance with the provisions of SFAS No. 144, the results of operations of those properties are reported as a component of discontinued operations for 2004, 2003 and 2002.

In accordance with Statement 144, the Operating Partnership is reclassifying the operations of the properties sold or held for sale during the nine months ended September 30, 2005 from continuing operations into discontinued operations for the years ended December 31, 2004, 2003 and 2002 in the consolidated statements of operations. The net income from discontinued operations for 2004, 2003 and 2002 are approximately $749,000, $1,183,000 and $1,449,000, respectively.

After the effects of the above reclassification, the operating income from these properties was $2.3 million, $2.9 million and $1.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

During 2002, we sold Tara Village, a 168-unit apartment community located in Tarzana, California. The operating results and the related gain on sale of $8,061 were included in discontinued operations for the twelve months ended December 31, 2002.

In 2002, the Operating Partnership sold Moanalua Hillside Apartments, a 700-unit apartment community located in Honolulu, Hawaii for a contract price of $44.1 million. The Operating Partnership recognized a net gain of $145 on the sale of this property. This property was held for sale at December 31, 2001, and therefore has been included as a component of discontinued operations in 2002.

(c) Investments

The Operating Partnership has investments in a number of affiliates, which are accounted for under the equity method. The affiliates own and operate multifamily rental properties.

Essex Apartment Value Fund, L.P. (“Fund I”), is an investment fund organized by the Operating Partnership in 2001 to add value through rental growth and asset appreciation, utilizing the Operating Partnership’s acquisition, development, redevelopment and asset management capabilities. Fund I was considered fully invested in 2003. An affiliate of the Operating Partnership, Essex VFGP, L.P. (“VFGP”), is a 1% general partner and is a 20.4% limited partner. The Operating Partnership owns a 99% limited partnership interest in VFGP.

Since its formation, Fund I acquired or developed ownership interests in 19 multifamily residential properties, representing 5,406 apartment units with an aggregate cost of approximately $618.0 million. Fund I also owns the Kelvin Ave. land parcel in Irvine, California, which is planned for development into a 132-unit apartment community.

Prior to 2004, Fund I disposed of two multifamily residential properties, consisting of 530 apartments units for a aggregate contract sales price of approximately $73.2 million.

On August 26, 2004, Fund I sold Palermo Apartments, a 230-unit multifamily community located in San Diego, California for a net sales price of $58.2 million. Fund I completed the development of this property at an approximate cost of $44.9 million in 2004.

In the third quarter of 2004, Fund I entered into a purchase and sale agreement with United Dominion Realty, L.P. (“UDR”) for a sale of sixteen apartment communities, totaling 4,646 units owned by Fund I and, with respect to Coronado at Newport North and South, both Fund I’s and the Operating Partnership’s separate ownership interests, for a contract price of $756.0 million. In connection with the transaction, UDR remitted a $10 million earnest money deposit directly to Fund I, which is refundable only in limited circumstances. On September 30, 2004, pursuant to the UDR purchase and sale agreement, Fund I sold seven of the multifamily communities, aggregating 1,777 apartment units at a contract price of approximately $264.0 million. On October 27, 2004, an additional seven of the remaining nine properties, including the Company’s approximate 49.9% ownership interest in Coronado at Newport - North, were sold to UDR for a contract price of $322.0 million, of which $267.6 million represents Fund I’s allocated portion of the contract price based on its ownership interest. The remaining two multifamily properties under the UDR agreement that are anticipated to close in 2005 are Coronado at Newport - South, a 715-unit apartment community in Newport Beach, California currently undergoing redevelopment and River Terrace, a newly developed 250-unit apartment community in Santa Clara which is currently in lease up.

The Fund I dispositions in 2004, combined with the sale of its 49.9% direct ownership interest in Coronado at Newport North, resulted in the Operating Partnership recognizing equity income from investments of $38.8 million. The Operating Partnership’s share of the gain on the sale of real estate of $39.3 million was reduced by a $505 non-cash loss on the early extinguishment of debt related to the write-off of unamortized loan fees. The Operating Partnership’s general partnership interest provides for “promote distributions” upon attainment of certain financial return benchmarks. During 2004, the Operating Partnership recognized $18.3 million of additional equity income associated with its promote interest. The Operating Partnership accrued $4.0 million of employee incentive compensation expense related to the Fund I sale, which is included in general and administrative expense.

On September 27, 2004 the Operating Partnership announced the final closing of the Essex Apartment Value Fund II (“Fund II”). Fund II has eight institutional investors including Essex with combined equity commitments of $265.9 million. Essex has committed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner. Fund II expects to utilize leverage of approximately 65% of the estimated value of the underlying real estate. Fund II will invest in multifamily properties in the Operating Partnership’s targeted West Coast markets with an emphasis on investment opportunities in the Seattle metropolitan area and the San Francisco Bay Area. Subject to certain exceptions, Fund II will be Essex’s exclusive investment vehicle until October 31, 2006, or when Fund II’s committed capital has been invested, whichever occurs first. Consistent with Fund I, Essex will be compensated for its asset management, property management, development and redevelopment services and may receive promote distributions if Fund II exceeds certain financial return benchmarks.

In October 1999, the Operating Partnership entered into two separate joint venture arrangements and through two separate private REITs, Newport Beach North, Inc. and Newport Beach South, Inc., received an approximate 49.9% equity interest in each. Generally, profit and loss are allocated to the partners in accordance with their ownership interests. In addition to its equity earnings, the Operating Partnership is entitled to management and redevelopment fees from the joint ventures. On July 11, 2003 Fund I acquired a 49.9% ownership interest in these joint ventures from an unrelated co-investment partner. In connection with the sale of the Fund I assets, Fund I distributed its 49.9% direct ownership interest in Newport Beach North, Inc. to the Operating Partnership during the quarter ended December 31, 2004 and now consolidates Newport Beach North, Inc. Immediately following the distribution of Fund I’s ownership interest to the Operating Partnership, the Newport Beach North property was sold to UDR as part of the transaction described above. The share of the proceeds from this sale that otherwise would have been distributable to the non-Essex limited partners in Fund I was distributed to the Operating Partnership, and the Operating Partnership accepted a reduced distribution from the sale of other assets that were part of the same transaction.

In December 1999, the Operating Partnership entered into a joint venture arrangement (AEW joint venture) and received an approximate 20% equity interest in the joint venture. The Operating Partnership contributed its investment in Riverfront Apartments, Casa Mango Apartments, and The Pointe at Cupertino (formerly Westwood Apartments) into the joint venture. The Operating Partnership also contributed land and development rights for a development community, Tierra Vista, located in Oxnard, California. The AEW joint venture completed construction and reached stabilized operations of Tierra Vista in 2001. On April 17, 2002, Riverfront Apartments and Casa Mango Apartments were sold to an unrelated third party. The combined sales price was approximately $52,000. The buyer of these two properties assumed two non-recourse mortgages in the cumulative amount of approximately $26,500, with a 6.5% fixed interest rate, and maturing in February 2009. The Operating Partnership’s equity in income from the gain on the sale of real estate was $2,000 and is presented as equity income from co-investments in the accompanying consolidated statement of operations. The Operating Partnership contributed the assets to the joint venture in December 1999 at costs of approximately $41,000. In addition, the Operating Partnership earned a fee in conjunction with the sale of these assets in the amount of $1,110 and this fee is presented as equity income from co-investments in the accompanying consolidated statement of operations. In the third quarter of 2002, the Operating Partnership recognized an incentive fee it earned related specifically to these two asset sales in the amount of $475. Generally, profit and loss are allocated to the partners in accordance with their ownership interests. In addition to its equity earnings, the Operating Partnership is entitled to management, redevelopment and development fees from the joint venture and incentive payments based on the financial success of the joint venture. During the second quarter of 2004, the Operating Partnership acquired its partner’s 80% interests in Tierra Vista and The Pointe at Cupertino. The combined contract price for the interests was approximately $74.6 million. In conjunction with the transaction, the Operating Partnership assumed a $37.3 million loan with an interest rate of 5.93% that matures on July 1, 2007 for Tierra Vista, and a $14.1 million loan with an interest rate of 4.86%, which matures on November 1, 2012 for The Pointe at Cupertino. As a result of these transactions, the Operating Partnership now consolidates these properties.

In November 2001, the Operating Partnership received a loan for approximately $6,800 from Mountain Vista, LLC (“Mountain Vista”), which is due on December 1, 2011. The Operating Partnership recorded the loan as a reduction to the balance of the Operating Partnership’s investment in Mountain Vista since the substance of the transaction was a distribution from an equity method investee.
	2004	2003
Investments in joint ventures:
Direct and indirect LLC member interests of approximately 499%:
Newport Beach North, LLC(1)	$-	$6,270
Newport Beach South, LLC	11,524	6,750
Limited partnership interest of 204% and general partner
interest of 1% in Essex Apartment Value Fund, LP (Fund I)	14,140	51,110
Limited partnership interest of 272% and general partner
interest of 1% in Essex Apartment Value Fund II, LP (Fund II)	17,242	-
Limited partnership interest of 20% in AEW joint venture(2)	-	4,406
Class A member interest of 45% in Park Hill LLC(3)	-	5,731
Preferred limited partnership interest in Mountain Vista
Apartments(4)	6,806	5,276
Other	-	24
Total investments	$49,712	$79,567

(1)
In connection with the sale of the Fund I assets, Fund I distributed its 49.9% direct ownership interest in Newport Beach North, LLC to the Operating Partnership during the quarter ended December 31, 2004 and now consolidates Newport Beach North, LLC

(2)	The Operating Partnership acquired the other partner’s 80% interest in this joint venture during the quarter ended June 30, 2004 and now consolidates this investment.
(3)	The Operating Partnership acquired the other partner’s 55% interest in this joint venture during the quarter ended September 30, 2004 and now consolidates this investment.
(4)	The preferred limited partnership interest is held in an entity that includes an affiliate of Marcus & Millichap Company. Marcus & Millichap Company’s Chairman is also the Chairman of the Company.

The combined summarized financial information of investments, which are accounted for under the equity method, are as follows. Individual investments are removed from this data as of the date at which they are sold or the outside interest is acquired by the Operating Partnership.

	December 31,
	2004	2003
Balance sheets:
Real estate and real estate under development	$322,233	$725,990
Other assets	36,709	25,481
Total assets	$358,942	$751,471

Mortgage notes payable	$203,171	$494,322
Other liabilities	21,276	19,319
Partners' equity	134,495	237,830
Total liabilities and partners' equity	$358,942	$751,471

Operating Partnership's share of equity	$49,712	$79,567

	Years ended
	December 31,
	2004	2003	2002
Statements of operations:
Total property revenue	$53,960	$68,011	$74,929
Total gain on the sale of real estate	138,657	-	-
Total expenses	(50,957)	(66,241)	(54,589)
Total net income	$141,660	$1,770	$20,340

Operating Partnership's share of net income	$59,522	$3,296	$5,402

(d) Real Estate Under Development

The Operating Partnership is developing two multifamily residential communities, with an aggregate of 395 units. In connection with these development projects, the Operating Partnership has directly, or in some cases through its joint venture partners, entered into contractual construction related commitments with unrelated third parties and the total estimated cost for these projects is approximately $89,600. As of December 31, 2004, the Operating Partnership’s remaining development commitment, including those held in joint ventures, is approximately $51,300.

(4) Notes Receivable from Investees and Other Related Parties

Notes receivable from joint venture investees and other related party receivables consist of the following as of December 31, 2004 and 2003:

	2004	2003
Notes receivable from joint venture investees:
Note receivable to Highridge Apartments (Down REIT), from
the Marcus & Millichap Company, secured, bearing interest at 12.75%,
paid on October 1, 2004	$-	$2,952
Receivable from Newport Beach North LLC and Newport Beach
South LLC, unsecured, non interest bearing, due on demand	-	200
Other related party receivables, unsecured:
Loans made to officers prior to July 31, 2002, bearing interest at 8%,
due beginning April 2006	625	633
Other related party receivables, substantially all due on
demand	810	1,953
	$1,435	$5,738

The Operating Partnership’s officers and directors do not have a substantial economic interest in these joint venture investees.

Other related party receivables consist primarily of accrued interest income on related party notes receivable from loans to officers, advances and accrued management fees from joint venture investees.

(5) Notes and Other Receivables

Notes and other receivables consist of the following as of December 31, 2004 and 2003:

	2004	2003
Note receivable from Lennar Emerald Merritt Partners, LLC, secured,
bearing interest at 14%, due August 2008	$5,000	$-
Other receivables	4,535	6,021
	$9,535	$6,021

Other receivables consist primarily of other advances including subordination fees and land lease fees.

(6) Related Party Transactions

The Company’s Chairman, George Marcus, is also the Chairman of the Marcus & Millichap Company (MM), which is a real estate brokerage firm. During the years ended December 31, 2004, 2003, and 2002, the Operating Partnership paid brokerage commissions totaling $350, $854, and $0 to MM on the purchase and sales of real estate. The commissions are either capitalized as a cost of acquisition or are reflected as a reduction of the gain on sales of real estate in the accompanying consolidated statements of operations.

Interest and other income includes management fee income from the Operating Partnership’s investees of $3,554, $3,849, and $5,177 for the years ended December 31, 2004, 2003, and 2002, respectively.

(7) Mortgage Notes Payable

Mortgage notes payable consist of the following as of December 31, 2004 and 2003:

	2004	2003

Mortgage notes payable to a pension fund, secured by deeds of trust, bearing interest at rates ranging from 6.62% to 8.18%, interest only payments due monthly for periods ranging from October 2001 through November 2004, principal and interest payments due monthly thereafter, and maturity dates ranging from October 2008 through October 2010 Under certain conditions a portion of these loans can be converted to an unsecured note payable Three loans are cross-collateralized by a total of 13
properties	$235,492	$237,986
Mortgage notes payable, secured by deeds of trust, bearing interest at rates ranging from 4.25% to 8.06%, principal and interest payments due monthly, and maturity dates ranging from February 2006 through
January 2014 At December 31, 2003, four mortgage notes payable totaling
$42,410 had a variable interest rate priced at Freddie Mac's Reference Rate plus 1.3%; these notes were converted to a fixed interest rate of 5.65% in
January 2004 A mortgage note payable of $8,700 was repaid in February 2004	620,732	514,879
Multifamily housing mortgage revenue bonds secured by deeds of trust on rental properties and guaranteed by collateral pledge agreements, payable monthly at a variable rate as defined in the Loan Agreement
(approximately 2.68% at December 2004 and 2.66% at December 2003),
plus credit enhancement and underwriting fees ranging from approximately
1.2% to 1.9% The bonds are convertible to a fixed rate at the Company's option Among the terms imposed on the properties, which are security for the bonds, is that depending on the bonds, 20% of the units are subject to tenant income criteria Principal balances are due in full at various maturity dates from July 2020 through March 2034 These bonds are subject to various interest rate cap agreements which limit the maximum interest rate
with respect to such bonds	188,832	94,125
Mortgage notes payable, secured by deeds of trust, bearing interest at rates ranging from 7.00% to 7.08%, principal and interest payments due monthly, and maturity dates ranging from January 2005 through April 2005 Under certain conditions these loans can be converted to unsecured notes payable
As of December 31, 2003, one loan is cross-collateralized by three properties,
and was repaid in November 2004	6,846	33,072
Multifamily housing mortgage revenue bonds secured by deed of trust on a rental property and guaranteed by a collateral pledge agreement, bearing interest at 6.455%, principal and interest payments due monthly through
January 2026 Among the terms imposed on the property, which is security for the bonds, is a requirement that 20% of the units are subject to tenant income criteria The interest rate will be repriced in February 2008
at the then current tax-exempt bond rate	15,547	15,883

	$1,067,449	$895,945

The aggregate scheduled maturities and principal payments of mortgage notes payable are as follows:

2005	$18,721
2006	24,683
2007	124,846
2008	154,452
2009	46,209
Thereafter	698,538

$1,067,449

Repayment of debt before the scheduled maturity date could result in prepayment penalties.

The Operating Partnership has historically used interest rate swap and cap agreements to reduce the impact of interest rate fluctuations and to comply with contractual obligations of lenders. The Operating Partnership has not entered into any interest rate hedge agreements for trading or other speculative purposes. As of December 31, 2004 and December 31, 2003, the Operating Partnership was party to interest cap agreements (“Interest Cap Agreements”) that limited approximately $152.7 million and $69.6 million, respectively, of the Operating Partnership’s tax-exempt debt to weighted average bond interest rates ranging from approximately 5.49% to 6.34%. For such dates, the actual weighted average effective rates on such $152.7 million and $69.6 million of indebtedness were 2.6% and 2.9%, respectively. These Interest Cap Agreements have maturity dates through 2010. The Interest Cap Agreements did not meet the criteria for hedge accounting. The estimated fair value of these Interest Cap Agreements as of December 31, 2004 and December 31, 2003 was zero based on management’s estimate of fair value. Therefore, for the periods presented, interest cap agreements have been charged to earnings in accordance with SFAS 133, as amended.

(8) Lines of Credit

The Operating Partnership has two outstanding lines of credit in the aggregate committed amount of $285,000. The first line, in the committed amount of $185,000, matures in April 2007, with an option to extend it for one year thereafter. Outstanding balances under this line of credit bear interest at a rate, determined using a tiered rate structure tied to the Company’s corporate ratings, if any, and leverage rating, which has been priced at LIBOR plus 1.00% and LIBOR plus 1.10% during 2004 and 2003, respectively. As of December 31, 2004 and 2003, the interest rate was approximately 3.40% and 2.10%, respectively. At December 31, 2004 the Operating Partnership had $155,800 outstanding on this line of credit. In December 2003, the Operating Partnership obtained a 5-year, $90,000 credit facility from Freddie Mac. The aggregate maximum principal amount of the facility increased to $100,000 in July 2004 and is secured by six of Essex’s multifamily communities. The Operating Partnership borrowed $93,735 under this facility, comprised of three tranches as follows: $33,235 locked for 360 days at an all-in rate of 2.966% (59 basis points over Freddie Mac’s Reference Rate), $30,000 locked for 360 days at an all-in rate of 2.834% (59 basis points over Freddie Mac’s Reference Rate), and $30,500 locked for 360 days at an all-in rate of 3.376% (59 basis points over Freddie Mac’s Reference Rate). The credit agreements contain debt covenants related to limitations on indebtedness and liabilities, maintenance of minimum levels of consolidated earnings before depreciation, interest and amortization and maintenance of minimum tangible net worth.

The Operating Partnership was in compliance with the line of credit covenants as of December 31, 2004

(9) Lease Agreements

During the fourth quarter of 2003, the Operating Partnership entered into lease and purchase option agreements with unrelated third parties related to its five recreational vehicle parks that are comprised of 1,717 spaces, and two manufactured housing communities that contain 607 sites. Based on the agreements, the unrelated third parties have an option to purchase the assets in approximately four years for approximately $41,700 - a 5% premium to the gross book value of the assets. The Operating Partnership received $474 as consideration for entering into the option agreement and a non-refundable upfront payment of $4,030, which has been recorded as deferred revenue and has been classified with accounts payable and accrued liabilities in the accompanying consolidated balance sheets. Under the lease agreements Essex is to receive a fixed monthly lease payment in addition to the non-refundable upfront payment that will be amortized using the straight-line method over approximately five years (the life of the lease). These operating leases also provide for the Operating Partnership to pass through all executory costs such as property taxes.

The Operating Partnership is a lessor under a land lease associated with a property located in Southern California. The land lease entitles the Operating Partnership to receive fixed annual land lease payments totaling a minimum of $477 over a thirty-four year term ended 2034. The Operating Partnership has the option to purchase the property in 2006 or can be required to sell the land in 2006 as specified in the buyout provisions of the agreement.

The Operating Partnership is a lessor of an office building located in Southern California. The tenants lease terms expire at various times through 2009 with average annual lease payments of approximately $737.

The future minimum non-cancelable base rent to be received under these operating leases for each of the years ending after December 31, 2004 are summarized as follows:

Future
Minimum
Rent
2005	$2,494
2006	2,494
2007	2,494
2008	2,214
2009	1,138
2010 and thereafter	12,853
$23,687

The carrying value of the rental properties as of December 31, 2004 is $33,970.

(10) Equity Transactions

As of December 31, 2004, the Operating Partnership has the following cumulative redeemable preferred securities outstanding.

			Liquidation
Description	Issue Date		Preference
Cumulative redeemable preferred limited partner units:
7.875% Series B	February 1998	1,200,000 units	$ 60,000
7.875% Series B	April 1998	400,000 units	20,000
7.875% Series D	July 1999	2,000,000 units	50,000
			$ 130,000

Cumulative redeemable preferred general partner interest:
7.8125% Series F	September 2003		$ 25,000

Distributions on the securities are payable quarterly. The holders of the securities have limited voting rights if the required dividends are in arrears. The preferred units can be exchanged for Series B and D preferred stock of the Company under limited conditions.

On July 30, 2003, in connection with the Operating Partnership’s acquisition, by merger, of John M. Sachs, Inc. (“Sachs”) that was completed on December 17, 2002, and under the terms of the merger agreement, a final analysis was prepared, which indicated that the actual net liabilities of Sachs were less than the net liabilities of Sachs estimated to be outstanding as of the merger date.  Based on the final analysis and as a post-closing adjustment payment pursuant to the merger agreement, the Operating Partnership made a final payment of approximately $1,766 in cash and issued an additional 35,860 shares of the Company’s common stock valued at $2,170 to certain of the pre-merger shareholders of Sachs.

On September 23, 2003, the Company issued 1,000,000 shares of its Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) at a fixed price of $24.664 per share, a discount from the $25.00 per share liquidation value of the shares.  The shares pay quarterly distributions at an annualized rate of 7.8125% per year of the liquidation value and will be redeemable by the Company on or after September 23, 2008.  The Operating Partnership amortized the original discount in connection with the issuance of these shares in the fourth quarter of 2003, resulting in a reduction to net income available to common unitholders of approximately $336.  The shares were issued pursuant to the Company’s existing shelf registration statement.  The Operating Partnership used the net proceeds from this sale of Series F Preferred Stock to redeem all of the 9.125% Series C Cumulative Redeemable Preferred Units (the “Series C Preferred Units”).

On October 6, 2003, the Company sold 1.6 million newly issued shares of common stock and received offering proceeds (before expenses) of $60.67 per share, representing a 3.25% discount to the common stock’s closing price on September 30, 2003, the date of the underwriting agreement between the Company and the underwriter, pursuant to which the shares were sold.  The shares were issued pursuant to the Company’s existing shelf registration statement.  The proceeds of the offering of approximately $97,072 were used for the acquisition of multifamily communities located in the Operating Partnership’s targeted West Coast markets and general corporate purposes, including the repayment of debt and the funding of development activities.

On October 14, 2003, the Operating Partnership issued a notice of redemption to the holders of its 9.125% Series C Cumulative Redeemable Preferred Units. Pursuant to the provisions of the Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., the Operating Partnership redeemed all outstanding Series C Preferred Units on November 24, 2003. In connection with this redemption the Operating Partnership wrote-off issuance costs of $625 against net income available to common unitholders.

In January 2004, the Operating Partnership restructured its previously issued $50,000, 9.30% Series D Cumulative Redeemable Preferred Units ("Series D Units"), and its previously issued $80,000, 7.875% Series B Cumulative Redeemable Preferred Units ("Series B Units"). The existing distribution rate of 9.30% of the Series D Units continued until July 27, 2004 - the end of the non-call period. Effective July 28, 2004, the distribution rate on the Series D Units was reduced to 7.875%. The date that the Series D Units can first be redeemed at the Operating Partnership's option was extended by six years to July 28, 2010. The date that the Series B Units can first be redeemed at the Operating Partnership's option was extended from February 6, 2003 to December 31, 2009.

On June 14, 2000 the Operating Partnership purchased Waterford Place, a 238-unit apartment community located in San Jose, California for a contract price of $35,000 and an additional contingent payment. The amount of the contingent payment was disputed and submitted to binding arbitration. As a result of the arbitration, the Operating Partnership was directed to issue an additional 109,874 units of limited partnership interest ("Units") in the Operating Partnership to the sellers of Waterford Place. On March 31, 2004, the Operating Partnership completed the issuance of these Units to the sellers. In connection with this issuance, on March 31, 2004, the Operating Partnership also redeemed for cash 55,564 Units from these sellers.

On September 3, 2004, the Operating Partnership redeemed all of its outstanding, $55,000, 9.25% Series E Cumulative Redeemable Preferred Units of the Operating Partnership. In connection with this redemption the Operating Partnership wrote-off issuance costs of $1,575 against net income available to common unitholders.

On August 6, 2004, the Operating Partnership acquired Vista Belvedere, a 76-unit apartment community located in the Marin County town of Tiburon, California. Essex acquired the multifamily community in a UPREIT structured transaction for an agreed upon value of approximately $17.1 million. The Operating Partnership issued 73,088 redeemable limited partnership units to the prior owner.

(11) Per Unit Data

        Basic and diluted income from continuing operations per unit are calculated as follows for the years ended December 31:
	2004			2003			2002
		Weighted-	Per		Weighted-	Per		Weighted-	Per
		average	Common		average	Common		average	Common
		Common	Unit		Common	Unit		Common	Unit
	Income	Units	Amount	Income	Units	Amount	Income	Units	Amount
Basic:
Income from continuing operations
available to common units	$84,570	25,255,190	$3.35	$34,903	23,737,077	$1.47	$44,479	20,812,272	$2.14
Income from discontinued operations	1,536	25,255,190	0.06	2,911	23,737,077	0.12	10,832	20,812,272	0.52
	86,106		$3.41	37,814		$1.59	55,311		$2.66

Effect of Dilutive Securities:
Stock options(1)	-	154,364		-	154,941		-	155,229
Vested series Z incentive units	-	80,712		-	55,912		-	40,000
	-	235,076		-	210,853		-	195,229
Diluted:
Income from continuing operations
available to common units	84,570	25,490,266	$3.32	34,903	23,947,930	$1.46	44,479	21,007,501	$2.12
Income from discontinued operations	1,536	25,490,266	0.06	2,911	23,947,930	0.12	10,832	21,007,501	0.52
	$86,106		$3.38	$37,814		$1.58	$55,311		$2.64

The Operating Partnership has the ability and intent to redeem DownREIT Limited Partnership units for cash and does not consider them as common unit equivalents.

(1)
The following stock options are not included in the diluted earnings per share calculation because the exercise price of the option was greater than the average market price of the common shares for the year and, therefore,were anti-dilutive:

	2004	2003	2002
Number of options	29,500	--	76
Range of exercise prices	$78.760-84.460	n/a	$50.480-54.250

(12) Stock Based Compensation Plans

The Essex Property Trust, Inc. 2004 Stock Incentive Plan provides incentives to attract and retain officers, directors and key employees. The Stock Incentive Plan provides for the grants of options to purchase a specified number of shares of common stock or grants of restricted shares of common stock. Under the Stock Incentive Plan, the total number of shares available for grant is approximately 1,200,000. The Board of Directors (the Board) may adjust the aggregate number and type of shares reserved for issuance. Participants in the Stock Incentive Plans are selected by the Stock Incentive Plan Committee of the Board, which is comprised of independent directors. The Stock Incentive Plan Committee is authorized to establish the exercise price; however, the exercise price cannot be less than 100% of the fair market value of the common stock on the grant date. The Company’s options have a life of ten years. Option grants fully vest between one year and five years after the grant date. For every stock option issued to purchase Company common stock, an option is issued to the general partner by the Operating Partnership to purchase Operating Partnership units with identical terms.

In connection with the Company’s 1994 initial public offering, the Company provided a one-time grant of options to Marcus & Millichap (“MM”) to purchase 220,000 shares of common stock at the initial public offering price of $19.50 per share pursuant to an agreement whereby Marcus & Millichap Real Estate Investment Brokerage Company, a subsidiary of MM, will provide real estate transaction, trend and other information to the Operating Partnership for a period of ten years. The Operating Partnership has not used such research information provided by M&M in any material way since 1998. In February 2002, MM exercised and sold the shares underlying this one-time grant. This option was exercised in a “cashless” transaction pursuant to FAS 123, whereby MM was issued 129,302 shares of Company common stock based on the current market price of the Company’s common stock of $47.30 at the time of exercise.

    A summary of the status of the Company’s stock option plans as of December 31, 2004, 2003, and 2002 and changes during the years ended on those dates is presented below:
	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at beginning of year	590,231	$42.93	743,692	$39.81	918,676	$32.15
Granted	49,500	74.10	73,500	55.09	162,750	49.15
Exercised	(142,835)	38.71	(197,741)	34.72	(322,944)	22.57
Forfeited and canceled	(33,520)	49.72	(29,220)	49.52	(14,790)	43.65
Outstanding at end of year	463,376	47.07	590,231	42.93	743,692	39.81

Options exercisable at year end	267,366	40.58	301,851	37.70	383,442	34.25
The following table summarizes information about stock options outstanding as of December 31, 2004:

	Options outstanding			Options exercisable
	Number	Weighted-		Number
	outstanding	average	Weighted-	exercisable	Weighted-
	as of	remaining	average	as of	average
Range of	December 31,	contractual	exercise	December 31,	exercise
exercise prices	2004	life	price	2004	price
$16.89-25.34	850	0.8 years	$19.06	850	$19.06
25.34-33.78	77,661	3.5 years	30.13	77,661	30.13
33.78-42.23	87,955	4.0 years	36.38	77,355	35.87
42.23-50.68	136,800	6.8 years	48.75	51,000	48.43
50.68-59.12	103,910	7.5 years	52.97	59,160	53.49
59.12-67.57	26,700	9.2 years	62.18	1,340	61.70
67.57-76.01	-	n/a	n/a	n/a	n/a
76.01-84.46	29,500	9.9 years	82.07	-	-
	463,376	6.2 years	47.07	267,366	40.58

On June 28, 2001, the Operating Partnership issued 200,000 Series Z Incentive Units of limited partner interest (the “Series Z Incentive Units”) to eleven senior executives of the Operating Partnership in exchange for a capital commitment of $1.00 per Series Z Incentive Unit, for an aggregate offering price of $200. Upon certain triggering events, the Series Z Incentive Units will automatically convert into common Operating Partnership units based on a conversion ratio that may increase over time upon satisfaction of specific conditions. The conversion ratio, initially set at zero, will increase by 10% (20% in 2002) on January 1 of each year for each participating executive who remains employed by the Operating Partnership if the Operating Partnership has met the criteria established by the agreement. The conversion ratio as of January 1, 2002 was 20%, which resulted in 40,000 Series Z Incentive Units being convertible into up to an equal amount of common Operating Partnership Units. On January 1, 2003 and 2004, the conversion ratio increased by 8% and 7.5%, respectively, to 35.5% based on the approval of the Board of Directors. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common Operating Partnership units or shares of the Company’s common stock based on the then-effective conversion ratio. The Operating Partnership obtained a qualified independent third-party valuation of the Series Z Incentive Units. As compensation expense for such units, the Operating Partnership records each year an amount, per unit, equal to the percentage increase in the conversion ratio for that year as multiplied by the third party valuation of the unit less its $1.00 purchase price.

On June 28, 2004, the Operating Partnership issued 95,953 Series Z-1 Incentive Units of limited partner interest (the “Series Z-1 Incentive Units”) to fourteen senior executives of the Operating Partnership in exchange for cash or a capital commitment of $1.00 per Series Z-1 Incentive Unit, for an aggregate offering price of $96.0.

Any capital commitment will be payable upon demand or to be offset by any distributions paid with respect to such Series Z-1 unit, until the capital commitment has been reduced to zero. In the event a Series Z-1 partner becomes a director or executive officer of the general partner, such capital commitment will become immediately due and payable to the Operating Partnership prior to such event. Upon certain triggering events, the Series Z-1 Incentive Units will automatically convert into common Operating Partnership units based on a conversion ratio that may increase over time upon satisfaction of specific conditions. The conversion ratio was set at 20% upon issuance and will increase an additional 10% on January 1 of each year for each participating executive who remains employed by the Operating Partnership if the Operating Partnership has met the criteria established by the agreement. The conversion ratio as of June 28, 2004, was 20%, which resulted in 19,191 Series Z-1 Incentive Units being convertible into up to an equal amount of common Operating Partnership Units. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z-1 Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common Operating Partnership units or shares of the Company’s common stock based on the then-effective conversion ratio. The Operating Partnership obtained a qualified independent third-party valuation of the Series Z-1 Incentive Units. As compensation expense for such units, the Operating Partnership records each year an amount, per unit, equal to the percentage increase in the conversion ratio for that year as multiplied by the third party valuation of the unit less its $1.00 purchase price.

Through February 2000, the Operating Partnership has granted 42,586 stock units under the Operating Partnership’s Phantom Stock Unit Agreement to two of the Operating Partnership’s executives. The units vest in installments in accordance with the vesting schedule set forth in the Phantom Stock Unit Agreement such that the units will be fully vested five years from the date of issuance. At that time, the Operating Partnership expects to issue to the executives the number of shares of common stock equal to the number of units vested, or at the Operating Partnership’s option, an equivalent amount in cash. The Operating Partnership has issued common stock each year since inception of the agreement. Dividends are paid by the Operating Partnership on the vested and unvested portion of shares and are recorded as a component of general and administrative expense. For accounting purposes, the Operating Partnership estimates that the fair value of a phantom stock unit at the date of grant is equal to the market value of one share of the Company’s common stock at that time, and the accounting for phantom stock units is identical to the accounting for restricted stock under SFAS 123.

(13) Segment Information

In accordance with FASB No. 131, Disclosures about Segments of an Enterprise and Related Information, the Operating Partnership defines its reportable operating segments as the three geographical regions in which its multifamily residential properties are located: Northern California, Southern California, and the Pacific Northwest.

Nonsegment revenues and net operating income included in the following schedule consist of revenue generated from the commercial properties, recreational vehicle parks, and manufactured housing communities. Also excluded from segment revenues are interest and other corporate income. Other nonsegment assets include investments, real estate under development, cash, notes receivables, other assets and deferred charges.

The accounting policies of the segments are the same as those described in note 2. The Operating Partnership evaluates performance based upon net operating income from the combined properties in each segment.

    The revenues, net operating income, and assets for each of the reportable operating segments are summarized as follows for the years ended and as of December 31, 2004, 2003, and 2002:

	Years Ended December 31,
	2004	2003	2002
Revenues:
Southern California	$167,047	$137,662	$100,079
Northern California	60,987	61,082	59,515
Pacific Northwest	49,963	44,913	44,592
Other areas	2,722	5,149	4,004
Total property revenues	$280,719	$248,806	$208,190

Net operating income:
Southern California	$112,371	$95,309	$69,968
Northern California	40,568	41,853	43,881
Pacific Northwest	31,580	29,278	29,618
Other areas	400	1,629	956
Total segment net operating income	184,919	168,069	144,423

Depreciation and amortization:
Southern California	(39,263)	(28,554)	(19,638)
Northern California	(15,507)	(13,208)	(11,127)
Pacific Northwest	(11,021)	(12,202)	(11,686)
Other areas	(5,865)	(2,683)	(926)
	(71,656)	(56,647)	(43,377)
Interest:
Southern California	(26,900)	(22,595)	(15,253)
Northern California	(13,955)	(12,044)	(12,512)
Pacific Northwest	(6,539)	(4,844)	(6,382)
Nonsegment	(15,629)	(12,927)	(9,039)
	(63,023)	(52,410)	(43,186)

Amortization of deferred financing costs	(1,587)	(1,197)	(814)
General and administrative	(18,341)	(9,637)	(8,636)
Gain on sale or real estate	7,909	-	145
Interest and other income	8,027	6,715	12,505
Equity income in co-investments	59,522	3,296	5,402
Minority interests	(3,498)	(4,134)	(3,664)

Income from continuing operations	$102,272	$54,055	$62,798

Assets:
Southern California	$1,162,803	$874,591
Northern California	458,199	439,749
Pacific Northwest	358,219	314,409
Other areas	56,731	89,610
Net real estate assets	2,035,952	1,718,359
Nonsegment assets	181,265	198,452
Total assets	$2,217,217	$1,916,811

(14) 401(k) Plan

The Operating Partnership has a 401(k) benefit plan (the Plan) for all full-time employees who have completed six months of service. Employees may contribute up to 23% of their compensation, limited by the maximum allowed under Section 401(k) of the Internal Revenue Code. The Operating Partnership matches the employee contributions for nonhighly compensated personnel, up to 50% of their contribution up to a specified maximum. Operating Partnership contributions to the Plan were approximately $98, $93, and $107 for the years ended December 31, 2004, 2003, and 2002.

(15) Fair Value of Financial Instruments

Management believes that the carrying amounts of its variable rate mortgage notes payable, lines of credit, notes receivable from investees and other related parties and notes and other receivables approximate fair value as of December 31, 2004 and 2003, because interest rates, yields and other terms for these instruments are consistent with yields and other terms currently available to the Operating Partnership for similar instruments. Management has estimated that the fair value of the Operating Partnership’s $878,617 of fixed rate mortgage notes payable at December 31, 2004 is approximately $945,607 based on the terms of existing mortgage notes payable compared to those available in the marketplace. At December 31, 2003, the Operating Partnership’s fixed rate mortgage notes payable of $801,819 had an approximate market value of $838,743. Management believes that the carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities, other liabilities and dividends payable approximate fair value as of December 31, 2004 and 2003 due to the short-term maturity of these instruments.

(16) Commitments and Contingencies

At December 31, 2004 we had four non-cancelable ground leases for certain apartment communities and buildings that expire between 2027 and 2080. Land lease payments are typically the greater of a stated minimum or a percentage of gross rents generated by these apartment communities. We also lease office space under non-cancelable operating leases. Total lease commitments, under land leases and operating leases, are approximately $1,600 per year.

At December 31, 2004 the Operating Partnership has a $1,212 letter of credit outstanding and a payment guarantee of $4,750 relating to financing and development transactions.

To the extent that an environmental matter arises or is identified in the future that has other than a remote risk, as defined in SFAS 5, of having a material impact on the financial statements, the Operating Partnership will disclose the estimated range of possible outcomes, and, if an outcome is probable, accrue appropriate liability for remediation and other potential liability. In addition, it will consider whether such occurrence results in an impairment of value on the affected property and, if so, accrue an appropriate reserve for impairment.

Except with respect to three Properties, the Operating Partnership has no indemnification agreements from third parties for potential environmental clean-up costs at its Properties. The Operating Partnership has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the properties formerly owned by the Operating Partnership. No assurance can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner or operator of a Property did not create any material environmental condition not known to the Operating Partnership, or that a material environmental condition does not otherwise exist as to any one or more of the Properties. The Operating Partnership has limited insurance coverage for the types of environmental liabilities described above.

The Operating Partnership may enter into transactions that could require us to pay the tax liabilities of the partners in the Down REIT entities, which are within our control. Although the Operating Partnership plans to hold the contributed assets or defer recognition of gain on their sale pursuant to like-kind exchange rules under Section 1031 of the Internal Revenue Code we can provide no assurance that we will be able to do so and if such tax liabilities were incurred they can expect to have a material impact on our financial position.

In April 2004, a lawsuit entitled Chace Nelson and Douglas Korte, et al. v. Essex Property Trust was filed against the Company in the California Superior Court in the County of Alameda. In this lawsuit, two former Operating Partnership maintenance employees seek unpaid wages, associated penalties and attorneys’ fees on behalf of a putative class of the Operating Partnership’s current and former maintenance employees who were required to wear a pager while they were on call during evening and weekend hours. The Operating Partnership intends to vigorously defend against the claims alleged in this litigation. At December 31, 2004, no accrual for settlement cost has been recorded. However, litigation is subject to inherent uncertainties, and no assurance can be given that the Operating Partnership will prevail in this lawsuit.

The Operating Partnership is subject to various other lawsuits in the normal course of its business operations. Accordingly, such lawsuits, as well as the class action lawsuit described above, could result in substantial costs and diversion of resources and could have a material adverse effect on the Operating Partnership’s financial condition, results of operation or cash flows.

(17) Quarterly Results of Operations (Unaudited)

The following is a summary of quarterly results of operations for 2004 and 2003:

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	December 31(1)(2)	September 30(1)(2)	June 30(1)(2)	March 31(1)(2)
2004:
Total property revenues	$73,728	$71,733	$69,615	$65,643

Income from continuing operations	$37,924(3)	$43,076	$10,399	$10,873

Net income	$38,476	$43,722	$10,358	$11,252
Net income available to common
unitholders	$35,428	$38,157	$5,861	$6,660
Per unit data:
Net income:
Basic	$1.40	$1.51	$0.23	$0.27

Diluted	$1.40	$1.49	$0.23	$0.26
Distributions per common unit	$0.79	$0.79	$0.79	$0.79

2003:
Total property revenues	$63,646	$61,661	$61,690	$61,809

Income from continuing operations	$11,049	$13,754	$14,834	$14,418

Net income	$11,821	$14,303	$15,453	$15,389
Net income available to common
unitholders	$6,409	$9,723	$10,873	$10,809
Per unit data:
Net income:
Basic	$0.24	$0.42	$0.47	$0.46

Diluted	$0.25	$0.41	$0.46	$0.46
Distributions per common unit	$0.78	$0.78	$0.78	$0.78

(1)	Net earnings from discontinued operations have been reclassified for all periods presented.
(2)
Beginning in 2003, the Operating Partnership implemented an upgrade to its subsidiary ledger for accounting for fixed assets. The Operating Partnership completed this system upgrade in the first quarter of 2004. In conjunction with this system upgrade, the Operating Partnership has determined that cumulative depreciation expense generated by consolidated or equity method rental properties was understated by approximately $2.1 million through December 31, 2003 and this amount was recorded during the quarter ended March 31, 2004. Had the correction been made in 2003, depreciation expense would have increased by approximately $640, $1.3 million, and $1.0 million in the first, second and third quarters of 2003, respectively. In the fourth quarter 2003, depreciation expense would have decreased by approximately $1.4 million. The Operating Partnership does not believe that the correction is material to any previously reported financial statements and is not material to any consolidated earnings trends.

(3)	Includes the following non-recurring items:
(a)	Gains of $25.2 million resulting from the sale of seven Fund I multifamily properties.
(b)	Promote income of $3.8 million from incentive income allocations from Fund I.

(18) Subsequent Events

In January 2005, the Operating Partnership sold four non-core assets that were acquired in conjunction with the John M. Sachs’s Merger in 2002. The four non-core assets were: The Riviera Recreational Vehicle Park and a Manufactured Home Park, located in Las Vegas, Nevada, for which the Operating Partnership had previously entered into master lease and option agreements with an unrelated entity; and two small office buildings, located in San Diego California, aggregating 7,200 square feet. The sale proceeds were in excess of the carrying value of each of these assets.

On February 1, 2005, the Operating Partnership obtained a non-recourse mortgage on a previously unencumbered property in the amount of $21.8 million with a 4.94% fixed interest rate for a 9-year term, maturing in March 2014, with an option to extend the maturity for one year thereafter at a floating rate of 2.4% over one month LIBOR. During the extension period, the loan may be paid in full with no prepayment penalty.

On February 2, 2005, the Operating Partnership acquired Cedar Terrace Apartments, a 180-unit apartment community, located in Bellevue, Washington, for approximately $22.3 million. The property is unencumbered.

On February 16, 2005, the Operating Partnership entered into a $50 million notional forward-starting swap with PNC Bank at a fixed rate of 4.927% and a settlement date on or around October 1, 2007. This derivative will be used to hedge the cash flows associated with the forecasted issuance of debt expected to occur in 2007. At inception, the transaction is considered highly effective at offsetting changes in future cash flows for forecasted transactions and qualifies for hedge accounting. Changes to the derivative’s fair value prior to settlement will be reflected in Other Comprehensive Income on the Operating Partnership’s consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2004
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total (1)	depreciation	construction	acquired	(years)
Encumbered multifamily properties
Foothill Commons	360	Bellevue,WA	$	$2,435	$9,821	$3,817	$2,440	$13,633	16,073	$7,371	1978	03/90	3-30
Oak Pointe	390	Sunnyvale, CA		4,842	19,776	7,571	4,847	27,342	32,189	14,663	1973	12/88	3-30
Palisades	192	Bellevue, WA		1,560	6,242	2,631	1,565	8,868	10,433	4,561	1967-1977(2)	05/90	3-30
Pathways	296	Long Beach, CA		4,083	16,757	9,007	6,239	23,608	29,847	10,046	1975	02/91	3-30
Stevenson Place (The Apple)	200	Fremont, CA		996	5,582	6,638	1,001	12,215	13,216	7,419	1971	04/82	3-30
Summerhill Commons	184	Newark, CA		1,608	7,582	1,836	1,525	9,501	11,026	5,530	1987	07/87	3-30
Summerhill Park	100	Sunnyvale, CA		2,654	4,918	844	2,656	5,760	8,416	3,261	1988	09/88	3-30
Woodland Commons	236	Bellevue, WA		2,040	8,727	2,254	2,044	10,977	13,021	5,793	1978	03/90	3-30
			95,434	20,218	79,405	34,598	22,317	111,904	134,221	58,644
Bonita Cedars	120	Bonita, CA		2,496	9,983	530	2,503	10,506	13,009	805	1983	12/02	3-30
Castle Creek	216	Newcastle, WA		4,149	16,028	1,196	4,834	16,539	21,373	4,456	1997	12/97	3-30
Foothill/Twincreeks	176	San Ramon, CA		5,875	13,992	1,587	5,964	15,490	21,454	5,017	1985	02/97	3-30
Trabucco Villas	132	Lake Forest, CA		3,638	8,640	1,141	3,842	9,577	13,419	2,706	1985	10/97	3-30
Walnut Heights	163	Walnut, CA		4,858	19,400	350	4,886	19,722	24,608	933	1964	10/03	3-30
			93,735	21,016	68,043	4,804	22,029	71,834	93,863	13,917
Fountain Court	320	Bellevue, WA		6,702	27,306	629	6,985	27,652	34,637	4,538	2000	03/00	3-30
Hillcrest Park (Mirabella)	608	Newbury Park, CA		15,318	40,601	11,633	15,920	51,632	67,552	10,864	1973	03/98	3-30
Hillsborough Park	235	La Habra, CA		6,291	15,455	415	6,272	15,889	22,161	2,868	1999	09/99	3-30
			79,702	28,311	83,362	12,677	29,177	95,173	124,350	18,270
The Shores	462	San Ramon, CA		12,105	18,252	16,093	12,682	33,768	46,450	8,337	1988	01/97	3-30
Waterford	238	San Jose, CA		11,808	24,500	10,213	15,160	31,361	46,521	4,180	2000	06/00	3-30
			60,356	23,913	42,752	26,306	27,842	65,129	92,971	12,517
Alpine Village	306	Alpine, CA	17,835	4,967	19,868	817	4,981	20,671	25,652	1,547	1971	12/02	3-30
Anchor Village	301	Mukilteo, WA	10,750	2,498	10,595	3,103	2,587	13,609	16,196	5,084	1981	01/97	3-30
Bridle Trails	92	Kirkland, WA	4,027	1,500	5,930	535	1,531	6,434	7,965	1,775	1986	10/97	3-30
Brookside Oaks	170	Sunnyvale, CA	14,720	7,301	16,310	1,300	7,584	17,327	24,911	2,942	1973	06/00	3-30
Bunker Hill Towers	456	Los Angeles, CA	17,398	11,498	27,871	1,877	11,639	29,607	41,246	7,415	1968	03/98	3-30
Camarillo Oaks	564	Camarillo, CA	54,993	10,953	25,254	3,297	11,075	28,429	39,504	10,031	1985	07/96	3-30
Capri at Sunny Hills	100	Fullerton, CA	12,080	3,337	13,320	1,344	3,448	14,553	18,001	1,642	1961	09/01	3-30
City Heights (3)	687	Los Angeles, CA	32,850	9,655	37,078	4,018	9,900	40,851	50,751	7,358	1968	12/00	3-30
Coral Gardens	200	El Cajon, CA	11,469	3,638	14,552	275	3,648	14,817	18,465	1,126	1976	12/02	3-30
Devonshire	276	Hemet, CA	11,612	3,470	13,882	631	3,480	14,503	17,983	1,125	1988	12/02	3-30
Emerald Ridge	180	Bellevue, WA	11,184	3,449	7,801	1,330	3,449	9,131	12,580	3,748	1987	11/94	3-30
Evergreen Heights	200	Kirkland, WA	11,382	3,566	13,395	1,211	3,649	14,523	18,172	4,007	1990	06/97	3-30
Fountain Park	705	Playa Vista, CA	83,179	25,073	94,980	466	25,194	95,325	120,519	5,100	2002	02/04	3-30
Hampton Park (Columbus)	83	Glendale, CA	4,355	2,407	5,672	1,425	2,426	7,078	9,504	1,265	1974	06/99	3-30
Hampton Place (Lorraine)	132	Glendale, CA	8,205	4,288	11,081	1,496	4,307	12,558	16,865	2,296	1970	06/99	3-30
													(continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Real Estate and Accumulated Depreciation
December 31, 2004
(Dollars in thousands)

						Costs
				Initial cost		capitalized		Gross amount carried at close of period
					Buildings and	subsequent to		Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition		improvements	improvements	Total (1)	depreciation	construction	acquired	(years)
Encumbered multifamily properties (continued)
Hearthstone II	140	Santa Ana, CA	9,795	2,833	11,303	971		3,021	12,086	15,107	1,314	1970	11/01	3-30
Hidden Valley - Parker Ranch	324	Simi Valley, CA	28,002	14,174	34,065	-		14,174	34,065	48,239	630	2004	12/04	3-30
Highridge	255	Rancho Palos Verde, CA	19,385	5,419	18,347	4,220		5,615	22,371	27,986	6,223	1972	05/97	3-30
Huntington Breakers	342	Huntington Beach, CA	22,058	9,306	22,720	2,536		9,315	25,247	34,562	6,342	1984	10/97	3-30
Inglenook Court	224	Bothell, WA	8,300	3,467	7,881	2,115		3,474	9,989	13,463	4,204	1985	10/94	3-30
Kings Road	196	Los Angeles, CA	15,296	4,023	9,527	3,039		4,031	12,558	16,589	3,152	1979	06/97	3-30
Le Parc (Plumtree)	140	Santa Clara, CA	14,349	3,090	7,421	4,377		3,092	11,796	14,888	3,585	1975	02/94	3-30
Maple Leaf	48	Seattle, WA	1,919	805	3,283	182		828	3,442	4,270	932	1986	10/97	3-30
Mariners Place	105	Oxnard, CA	4,077	1,555	6,103	590		1,562	6,686	8,248	1,205	1987	05/00	3-30
Meadowood	320	Simi Valley, CA	15,547	7,852	18,592	2,012		7,898	20,558	28,456	6,417	1986	11/96	3-30
Montejo	124	Garden Grove, CA	6,058	1,925	7,685	644		2,096	8,158	10,254	887	1974	11/01	3-30
Monterey Villas (The Village)	122	Oxnard, CA	12,494	2,349	5,579	3,956		2,424	9,460	11,884	2,060	1974	07/97	3-30
Monterra del Rey (Glenbrook)	84	Pasadena, CA	4,197	2,312	4,923	2,185		2,435	6,985	9,420	1,435	1972	04/99	3-30
Monterra del Sol (Euclid)	85	Pasadena, CA	2,755	2,202	4,794	2,005		2,386	6,615	9,001	1,258	1972	04/99	3-30
Mt. Sutro	99	San Francisco, CA	5,948	2,334	8,507	698		2,725	8,814	11,539	1,615	1973	06/01	3-30
Park Hill	245	Issaquah, CA	22,123	7,284	21,937	55		7,284	21,992	29,276	221	1999	02/99(4)	3-30
Park Place/Windsor Court/Cochran	176	Los Angeles, CA	18,399	4,965	11,806	1,274		5,015	13,030	18,045	3,784	1988	08/97	3-30
Peregrine Point	67	Issaquah, CA	8,080	3,384	13,523	(219)	(5)	3,317	13,371	16,688	1,117	2003	1/03	3-30
Pointe at Cupertino (Westwood)	116	Cupertino, CA	13,551	4,505	17,605	87		4,505	17,692	22,197	389	1963	08/98(6)	3-30
Sammamish View	153	Bellevue, WA	11,244	3,324	7,501	1,155		3,331	8,649	11,980	3,266	1986	11/94	3-30
San Marcos	312	Richmond, CA	30,507	15,563	36,204	307		15,857	36,217	52,074	1,936	2003	11/03	3-30
Spring Lake	69	Seattle, WA	2,153	838	3,399	228		859	3,606	4,465	1,001	1986	10/97	3-30
Stonehedge Village	196	Bothell, WA	8,665	3,167	12,603	1,386		3,201	13,955	17,156	3,448	1986	10/97	3-30
Summit Park	300	San Diego, CA	22,116	5,959	23,836	969		5,976	24,788	30,764	1,948	1972	12/02	3-30
The Barkley	161	Anahiem, CA	5,170	2,272	8,520	1,256		2,334	9,714	12,048	1,922	1984	04/00	3-30
The Bluffs	224	San Diego, CA	12,763	3,405	7,743	724		3,442	8,430	11,872	2,492	1974	06/97	3-30
The Carlyle	132	San Jose, CA	16,044	3,954	15,277	8,782		5,800	22,213	28,013	2,828	2000	04/00	3-30
Tierra Vista	404	Oxnard, CA	38,213	13,652	53,336	127		13,651	53,464	67,115	1,489	2001	01/01(7)	3-30
Treehouse	164	Santa Ana, CA	8,156	2,626	10,485	874		2,818	11,167	13,985	1,209	1970	11/01	3-30
Treetops	172	Fremont, CA	9,800	3,520	8,182	1,604		3,579	9,727	13,306	3,392	1978	01/96	3-30
Valley Park	160	Fountain Valley	10,332	3,361	13,420	1,027		3,550	14,258	17,808	1,566	1969	11/01	3-30
Villa Angelina	256	Placentia	13,971	4,498	17,962	900		4,731	18,629	23,360	1,972	1970	11/01	3-30
Vista Belvedere	76	Tiburon, CA	11,792	5,573	11,901	95		5,573	11,996	17,569	148	1963	08/04	3-30
Wandering Creek	156	Kent, WA	5,300	1,285	4,980	1,444		1,296	6,413	7,709	2,436	1986	11/95	3-30
Wharfside Pointe	142	Seattle, WA	8,166	2,245	7,020	1,422		2,256	8,431	10,687	3,440	1990	06/94	3-30
Wilshire Promenade	149	Fullerton, CA	6,847	3,118	7,385	4,677		3,797	11,383	15,180	2,982	1992	01/97	3-30
Wimbledon Woods	560	Hayward, CA	53,837	9,883	37,670	4,143		10,350	41,346	51,696	9,512	1975	03/98	3-30
Windsor Ridge	216	Sunnyvale, CA	12,034	4,017	10,315	1,724		4,021	12,035	16,056	6,356	1989	03/89	3-30
			1,154,709	367,102	1,124,491	165,081		381,882	1,274,792	1,656,674	259,922

														(continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Real Estate and Accumulated Depreciation
December 31, 2004
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total (1)	depreciation	construction	acquired	(years)
Unencumbered multifamily properties
Alpine Country	108	Alpine, CA		1,741	6,964	158	1,746	7,117	8,863	545	1986	12/02	3-30
Avondale at Warner Center	446	Woodland Hills, CA		10,536	24,522	3,760	10,601	28,217	38,818	5,909	1989	01/97	3-30
Brighton Ridge	264	Renton, WA		2,623	10,800	1,717	2,656	12,484	15,140	4,318	1986	12/96	3-30
Bristol Commons	188	Sunnyvale, CA		5,278	11,853	1,448	5,293	13,286	18,579	4,147	1989	01/97	3-30
Cambridge	40	Chula Vista, CA		497	1,986	104	498	2,089	2,587	155	1965	12/02	3-30
Canyon Ponte	250	Bothell, WA		4,692	18,600	8	4,693	18,607	23,300	956	1990	10/03	3-30
Carlton Heights	70	Santee, CA		1,099	4,397	150	1,102	4,544	5,646	348	1979	12/02	3-30
Casa Tierra	40	El Cajon, CA		522	2,088	123	523	2,210	2,733	172	1972	12/02	3-30
Country Villas	180	Oceanside, CA		4,174	16,698	732	4,186	17,418	21,604	1,332	1976	12/02	3-30
Eastridge	188	San Ramon, CA		6,068	13,628	998	6,092	14,602	20,694	4,553	1988	08/96	3-30
Emerald Palms	152	San Diego, CA		2,909	11,637	307	2,918	11,935	14,853	927	1986	12/02	3-30
Esplanade	278	San Jose, CA		18,170	41,043	19	18,170	41,062	59,232	165	2002	11/04	3-30
Fairway (8)	74	Newport Beach, CA		-	7,850	1,977	9	9,818	9,827	2,217	1972	06/99	3-30
Fairwood Pond	194	Renton, WA		5,296	15,564	11	5,296	15,575	20,871	110	1997	10/04	3-30
Forest View	192	Renton, WA		3,731	14,530	149	3,731	14,679	18,410	783	1998	10/03	3-30
Grand Regency	60	Escondido, CA		881	3,522	108	883	3,628	4,511	278	1967	12/02	3-30
Jackson School Village	200	Hillsboro, OR		2,588	10,452	800	2,698	11,142	13,840	1,660	1996	09/00	3-30
Landmark	285	Hillsboro, OR		3,655	14,200	1,602	3,700	15,757	19,457	4,999	1990	08/96	3-30
Linden Square	183	Seattle, WA		4,374	11,588	469	4,202	12,229	16,431	1,899	1994	06/00	3-30
Lofts at Pinehurst (Villa Scandia)	118	Ventura, CA		1,570	3,912	3,732	1,618	7,596	9,214	1,630	1971	06/97	3-30
Marbrisa	202	Long Beach, CA		4,700	18,800	451	4,760	19,191	23,951	1,723	1987	09/02	3-30
Marina City Club	101	Marina Del Rey, CA		-	28,167	1,182	-	29,349	29,349	948	1971	01/04	3-30
Marina Cove	292	Santa Clara, CA		5,320	16,431	2,799	5,323	19,227	24,550	8,000	1974	06/94	3-30
Meadows @ Cascade	198	Vancouver, WA		2,261	9,070	1,599	2,337	10,593	12,930	3,025	1988	11/97	3-30
Mesa Village	133	Clairemont, CA		1,888	7,552	230	1,893	7,777	9,670	580	1963	12/02	3-30
Mira Woods	355	Mira Mesa, CA		7,165	28,660	772	7,185	29,412	36,597	2,210	1982	12/02	3-30
Mirabella	188	Marina Del Rey, CA		6,180	26,673	823	6,254	27,422	33,676	4,336	2000	05/00	3-30
Monterra del Mar (Windsor Terrace)	123	Pasadena, CA		2,188	5,263	3,697	2,736	8,412	11,148	2,070	1972	09/97	3-30
Mountain View	106	Camarillo, CA		3,167	11,106	59	3,117	11,215	14,332	403	1980	01/04	3-30
Pinehurst	28	Ventura, CA		355	1,356	-	355	1,356	1,711	-	1973	12/04	3-30
Salmon Run	132	Bothell, WA		3,717	11,483	284	3,801	11,683	15,484	1,606	2000	10/00	3-30
Shadow Point	172	Spring Valley, CA		2,812	11,248	731	2,820	11,971	14,791	928	1983	12/02	3-30
St. Cloud	302	Houston, TX		2,140	8,560	970	2,146	9,524	11,670	768	1968	12/02	3-30
													(continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Real Estate and Accumulated Depreciation
December 31, 2004
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total (1)	depreciation	construction	acquired	(years)
Unencumbered multifamily properties(continued)
The Laurels	164	Mill Creek, WA		1,559	6,430	820	1,595	7,214	8,809	2,365	1981	12/96	3-30
Tierra del Sol/Norte	156	El Cajon, CA		2,455	9,822	185	2,462	10,000	12,462	778	1969	12/02	3-30
Village @ Cascade	192	Vancouver, WA		2,103	8,753	609	2,154	9,311	11,465	2,400	1995	12/97	3-30
Vista Capri - East	26	San Diego, CA		262	1,047	59	262	1,106	1,368	86	1967	12/02	3-30
Vista Capri - North	106	San Diego, CA		1,663	6,653	112	1,668	6,760	8,428	502	1975	12/02	3-30
Vista Point (3)(11)	-	Anaheim, CA		-	-	73	73	-	73	-	1968	07/85	--
Woodlawn Colonial	159	Chula Vista, CA		2,344	9,374	633	2,350	10,001	12,351	763	1974	12/02	3-30
Woodside Village	145	Ventura, CA		5,331	21,036	9	5,332	21,044	26,376	5	1987	12/04	3-30
	23,084		1,154,709	505,116	1,617,809	199,550	521,120	1,801,355	2,322,475	330,521
Other real estate assets
Office Buildings
Derian		Irvine, CA		3,079	12,315	2,899	3,079	15,214	18,293	1,813	1983	07/00	3-30
925 East Meadow (12)		Palo Alto, CA	-	1,401	3,172	1,063	1,844	3,792	5,636	1,422	1984	11/97	3-30
22120 Clarendon (13)		Woodland Hills, CA	-	903	3,600	996	1,014	4,485	5,499	712	1982	03/01	3-30
2399 Camino Del Rio South		San Diego, CA	-	200	800	7	202	805	1,007	52	1978	12/02	3-30
3205 Moore Street		San Diego, CA	-	60	240	-	60	240	300	18	1957	12/02	3-30

Recreational vehicle parks
Circle RV		El Cajon, CA	-	2,375	2,375	113	2,506	2,357	4,863	188	1977	12/02	3-30
Diamond Valley		Hemet, CA	-	650	650	29	688	641	1,329	60	1974	12/02	3-30
Vacationer		El Cajon, CA	-	1,975	1,975	113	2,099	1,964	4,063	159	1973	12/02	3-30

Manufactured housing communities
Green Valley		Vista, CA	6,475	3,750	3,750	229	3,988	3,741	7,729	297	1973	12/02	3-30

Total multifamily and other real estate assets			$1,161,184	$519,509	$1,646,686	$204,999	$536,600	$1,834,594	$2,371,194	$335,242
													(continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Real Estate and Accumulated Depreciation
December 31, 2004
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total	depreciation	construction	acquired	(years)

Development communities
The San Marcos (phase II)	120	Richmond, CA	-	3,991	-	17,949	21,940	-	21,940	-	-	09/00	-
Northwest Gateway	275	Los Angeles, CA	-	8,100	-	5,170	13,270	-	13,270	-	-	12/04	-
Pre-development costs			-	2,683	-	427	3,110		3,110	-	-		-

Total development communities			$-	$14,774	$-	$23,546	$38,320	$-	$38,320	$-

(1) The aggregate cost for federal income tax purposes is $1,900,978.
(2) Phase I was built in 1969 and Phase II was built in 1977.
(3) The Operating Partnership has a leasehold interest in this land and receives a land lease payment over a 34-year-term.
(4) The Operating Partnership's initial 45% interest was obtained in 1999. The remaining 55% interest was acquired in 2004.
(5) The Operating Partnership sold a single family home built on the property for $336 in 2003.
(6) The Operating Partnership's initial 20% interest was obtained in 1998. The remaining 80% interest was acquired in 2004.
(7) The Operating Partnership's initial 20% interest was obtained in 2001. The remaining 80% interest was acquired in 2004.
(8) The land is leased pursuant to a ground lease expiring 2027.
(9) The land is leased pursuant to a ground lease expiring 2067.
(10) A portion of land is leased pursuant to a ground lease expiring in 2028.
(11) The Operating Partnership's interest in the land is subordinate to a loan issued to the purchaser of the buildings and improvements, and therefore the carrying amount was written off in connection with the sale.

(12) Total rentable square footage of 17,404.
(13) Total rentable square footage of 38,940.
(14) All construction costs are reflected as real estate under development in the Operating Partnership's consolidated balance sheets until the project reaches stabilization.

A summary of activity for real estate and accumulated depreciation is as follows:

	2004	2003	2002		2004	2003	2002
Real estate:				Accumulated depreciation:
Balance at beginning of year	$1,984,122	$1,762,221	$1,441,521	Balance at beginning of year	$265,763	$208,014	$166,609
Improvements	28,380	30,895	24,144	Dispositions	(2,948)	-	(2,695)
Acquisition of real estate	406,745	66,031	333,500	Depreciation expense - Acquisitions	5,956	334	388
Development of real estate	48,239	124,975	16,907	Depreciation expense - Development	630	2,344	-
Disposition of real estate	(81,351)	-	(53,851)	Depreciation expense - Discontinued operations	1,268	940	723
Real estate investment held for sale	(14,941)	-	-	Depreciation expense	65,069	54,131	42,989
Balance at the end of year	$2,371,194	$1,984,122	$1,762,221	Real estate investment held for sale	(496)	-	-
				Balance at the end of year	$335,242	$265,763	$208,014

See accompanying Independent Registered Public Accounting Firm’s Report

								Exhibit 12.1

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in thousands, except ratios)

	Years ended December 31
	2004(1)		2003(1)		2002 (1)		2001(1)		2000(1)
Earnings:
Income from continuing operations	$102,272		$54,055		$62,798		$72,038		$67,109
Gain on sales of real estate	(7,909)		--		(145)		(3,788)		(4,022)
Minority interests	3,498		4,134		3,664		196		372
Interest expense (2)	63,023		52,410		43,186		38,746		30,163
Amortization of deferred financing costs	1,587		1,197		814		657		639
Total earnings	$162,471		$111,796		$110,317		$107,849		$94,261

Fixed charges:
Interest expense (2)	$63,023		$52,410		$43,186		$38,746		$30,163
Amortization of deferred financing costs	1,587		1,197		814		657		639
Capitalized interest	1,997		4,084		6,814		3,917		2,906
Convertible preferred stock dividends	--		--		--		--		245
Preferred return to general partner - Series F	1,952		195		--		--		--
Perpetual preferred unit distributions	14,175		17,996		18,319		18,319		18,319
Total fixed charges and preferred
stock dividends	$82,734		$75,882		$69,133		$61,639		$52,272

Ratio of earnings to fixed charges
(excluding preferred return and
preferred unit distributions)	2.44	X	1.94	X	2.17	X	2.49	X	2.80	X

Ratio of earnings to combined fixed
charges and preferred stock dividends	1.96	X	1.47	X	1.60	X	1.75	X	1.80	X

(1)     The above financial and operating information from January 1, 2002 through December 31, 2003 reflect the retroactive adoption of FIN 46R and SFAS 123. The above financial and operating information from January 1, 2000 through December 31, 2001 have not been restatedto reflect the retroactive adoption of FIN 46R and SFAS 123 and have not been reclassified to present properties sold as discontinued operations. Because the 2000 and 2001 balances have not been restated, the results for those periods may not be comparable to the resultsfor the later periods set forth above.

The results of operations for 2004, 2003 and 2002 have been reclassified to reflect discontinued operations for properties sold subsequentto December 31, 2004. Results of operations for 2000 and 2001 have not been reclassified. Because 2000 and 2001 results have not been reclassified, the results for those periods may not be comparable to the results for the later periods set forth above

(2) Extraordinary item - loss on early extinguishment of debt of $119 for the year ended December 31, 2000 has been reclassified as interest expense in accordance with the adoption of SFAS 145 on January 1, 2003.